Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into effective as of December 12, 2024 (the “Effective Date”), by and among 3D Systems Corporation, a Delaware corporation (“DDD”), 3D Systems, Inc., a California corporation (“3D US” and together with DDD, each, a “Seller” and together, the “Sellers”), and Hexagon Manufacturing Intelligence, Inc., a Delaware corporation (the “Buyer”). The Sellers and the Buyer are sometimes herein referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Sellers and 3D Korea are engaged in the business of developing, selling (directly to customers and indirectly through third-party resellers and distributors), marketing, distributing, licensing, maintaining and supporting certain software products and packages branded as “Geomagic,” including Design X, Control X, Freeform Plus, Wrap and Geomagic for Solidworks and their respective derivatives, and buying and reselling third-party scanners bundled with the Geomagic software products (collectively, the “Business”); and

WHEREAS, the Sellers and 3D Korea desire to sell and assign, and the Buyer and Hexagon Korea desire to purchase and assume, the Business Purchased Assets and the Business Assumed Liabilities (together with the other transactions contemplated hereby and by the other Transaction Documents, collectively, the “Transactions”) on the terms set forth in this Agreement and in the Korean Purchase Agreement, as applicable.

NOW, THEREFORE, for and in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. The following terms have the meanings specified or referred to in this Section 1.01:

“3D Korea” means 3D Systems Korea, Inc., a company organized and existing under the Laws of Korea.

“3D US” has the meaning set forth in the preamble above.

“Accounting Principles” means the accounting methods, policies, practices, procedures, categorizations, definitions, principles, techniques and estimation methods set forth on Exhibit A.

“Accounts Receivable” means all accounts receivable and notes receivable (whether current or non-current) of the Business, including trade account receivables (including accounts receivable for any work performed or product shipped prior to, but not invoiced as of, the Closing Date) outstanding as of the Closing Date and any other rights to receive payment for sales as of the Closing Date in respect of goods shipped, products sold or services rendered prior to the Closing Date.

“Action” means any action, cause of action, demand, notice of violation, suit, proceeding, litigation (including arbitration or mediation proceeding), investigation, complaint, claim, dispute, charge, order, audit, hearing, inquiry or like matter, in each case, by or before any Governmental Authority or arbitral body, whether civil, criminal, administrative, regulatory, at law, in equity or otherwise.

“Additive Manufacturing” means the process of layer-by-layer creation of a physical object using 3D-printing equipment based on one of several technologies described in generally recognized industry reports (like the annual Wohlers Report), which currently include Binder Jetting, Directed Energy Deposition, Material Extrusion, Material Jetting, Powder Bed Fusion, Sheet Lamination, and Vat Photopolymerization. Additive Manufacturing includes the manufacture and commercialization of comprehensive 3D-printing and digital manufacturing solutions, including 3D printers, materials, software, and services, including maintenance, advanced manufacturing and applications engineering.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means (a) the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, or (b) in the case of any Person who is an individual, his or her spouse, any of his or her descendants (lineal or adopted) or ancestors and any of their spouses. The terms “controlling” and “controlled” have correlative meanings.

“Aggregate Final Purchase Price” means the Final US Purchase Price and the Final Purchase Price (as such term is defined in the Korean Purchase Agreement).

“Aggregate Purchase Price” has the meaning set forth in Section 2.03(a).

“Agreement” has the meaning set forth in the preamble above.

“Alternative Proposal” has the meaning set forth in Section 6.10.

“Article IV Schedule” means any of Schedule 4.03 through Schedule 4.23 of the Disclosure Schedules.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.03(a).

“Assignment and Assumption of Office Agreement” has the meaning set forth in Section 3.03(f).

“Assumed Contracts” has the meaning set forth in the definition of “Purchased Assets”.

“Assumed Lease” has the meaning set forth in the definition of “Purchased Assets”.

“Assumed Liabilities” has the meaning set forth in Section 2.02(a).

“Basket” has the meaning set forth in Section 10.04(a).

“Bill of Sale” has the meaning set forth in Section 3.03(c).

“Business” has the meaning set forth in the Recitals.

“Business Assumed Liabilities” means the Assumed Liabilities and the Assumed Liabilities (as such term is defined in the Korean Purchase Agreement).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York City, New York and Seoul, Korea are authorized or obligated by applicable Law to close.

“Business Excluded Assets” means the Excluded Assets and the Excluded Assets (as such term is defined in the Korean Purchase Agreement).

“Business Excluded Liabilities” means the Excluded Liabilities and the Excluded Liabilities (as such term is defined in the Korean Purchase Agreement).

“Business Intellectual Property” has the meaning set forth in Section 4.13(a).

“Business Name” means the “Geomagic” trade name used in connection with the Business as of the Closing.

“Business Purchased Assets” means the Foreign Assets and the Purchased Assets.

“Buyer” has the meaning set forth in the preamble above.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.02.

“Buyer Licensed Products” has the meaning set forth in Section 6.14.

“Buyer Post-Closing Licensed Patents” has the meaning set forth in Section 6.13.

“Buyer Post-Closing Patent License” has the meaning set forth in Section 6.14.

“Buyer Transaction Expenses” means, without duplication, all of the fees, expenses and other costs incurred by or on behalf of the Buyer or any of its Affiliates in anticipation of, in connection with, or otherwise related to, the Transactions, including (a) any Transfer Taxes payable by the Buyer pursuant to Section 7.03 and any VAT payable by the Buyer pursuant to Section 7.05, (b) all of the fees, expenses and other costs of legal counsel, investment bankers, brokers, accountants and other representatives and consultants engaged by the Buyer or its Affiliates, and (c) fifty percent (50%) of all filing fees payable in connection with any filings or submissions required under any merger control or foreign investment filing or submission made by or on behalf of the Parties, 3D Korea and/or Hexagon Korea in connection with the Transactions (but, for the avoidance of doubt, in no event shall the Buyer be responsible for any attorneys’ fees or costs and expenses of other third-party advisors incurred or payable by the Sellers or their Affiliates in connection with any regulatory filings or submissions with Governmental Authorities contemplated hereunder).

“Cap” has the meaning set forth in Section 10.04(b).

“Card Association Rules” means the rules, regulations, standards, policies, manuals, and procedures of any payment card association, debit card network or similar entity having clearing or oversight responsibilities, including, with respect to the processing of credit card information, the Payment Card Industry Data Security Standards (PCI-DSS).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Clearance” means (a) that CFIUS has issued a written notice to the Parties that the Transactions are not a “covered transaction” and not subject to review under the DPA; (b) CFIUS has delivered written notice to the Parties that it has concluded its review or investigation of the Transactions, determined that there are no unresolved national security concerns, and that all action under the DPA with respect to the Transactions is concluded; or (c) CFIUS has sent a report to the President of the United States requesting the President’s decision and either (i) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the Transactions or (ii) the President has not announced a decision to take any action to suspend or prohibit the Transactions within fifteen (15) days after the earlier of (x) the date upon which CFIUS has completed its investigation of the Transactions or (y) the date on which CFIUS has referred the Transactions to the President for action.

“CFIUS Notice” means a voluntary notice submitted to CFIUS pursuant to 31 C.F.R. Part 800, Subpart E with respect to the Transactions.

“Change of Control” means a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not any Seller or 3D Korea is in fact required to comply with that regulation, provided that, such a change in control shall be deemed to have occurred if (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of any Seller or 3D Korea representing more than fifty percent (50%) of the combined voting power of such Person’s then outstanding securities; (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors of DDD (including for this purpose any new director whose election or nomination for election by DDD’s stockholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of such board of directors; (c) any Seller or 3D Korea enters into an agreement, the consummation of which would result in the occurrence of a change in control of such Person; or (d) the shareholder(s) of any Seller or 3D Korea approve (i) a merger or consolidation of such Person with any other entity, other than a merger or consolidation which would result in the voting securities of such Person outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of such Person or such surviving entity outstanding immediately after such merger or consolidation, (ii) a plan of complete or partial liquidation of such Person, or (iii) an agreement for the sale or disposition by such Person of all or substantially all of its assets.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” means the date on which the Closing occurs.

“Closing US Purchase Price” has the meaning set forth in Section 2.04(a).

“Closing Working Capital” means an amount (which may be positive or negative) equal to: (a) the Current Assets, less (b) the Current Liabilities, determined as of the Measurement Time.

“Closing Working Capital Excess” has the meaning set forth in Section 2.04(a).

“Closing Working Capital Shortfall” has the meaning set forth in Section 2.04(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” means any Person or business that performs, sells, designs, develops, licenses, maintains, renders and/or distributes Competing Products or Services, or that has performed, sold, designed, developed, licensed, maintained, rendered and/or distributed Competing Products or Services at any time during the prior twelve (12)-month period.

“Competing Products or Services” means (a) any software or software maintenance products and packages which are primarily related to, or are marketed as, reverse engineering, metrology or 3D design software for organic models, (b) buying and reselling third-party scanners bundled with such software products and packages, or (c) any other product or service that directly competes with, or is a substitute or replacement for, the products and services included within the Business Purchased Assets as part of the Business. For the avoidance of doubt, “Competing Products or Services” shall not include any Retained Products.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated December 21, 2023, by and between Hexagon Metrology Ltd and DDD.

“Consent” means any consent, novation, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person.

“Contracts” means all contracts, leases, subleases, licenses, instruments, notes, plans, undertakings, understandings, commitments, indentures, guarantees, joint ventures and all other agreements and legally binding arrangements, bids, statements of work, purchase orders, quotes, invoices and proposals, whether written or oral, and including all amendments thereto.

“Current Assets” means the current assets of the Business that are Purchased Assets, as determined in accordance with the Accounting Principles, excluding (a) Excluded Assets, (b) cash and cash equivalents, and (c) current or deferred Tax assets.

“Current Liabilities” means the current liabilities of the Business that are Assumed Liabilities, as determined in accordance with the Accounting Principles, excluding (a) Excluded Liabilities, (b) Indebtedness, and (c) current or deferred Tax Liabilities.

“Damages” has the meaning set forth in Section 10.02.

“Data Security Requirements” means all of the following, to the extent relating to data privacy or information security or to the collection, use, processing, storage, transmission, disposition or security of data and applicable to the Business or the Sellers and 3D Korea with respect to the Business: (a) all applicable Laws, (b) all written procedures, practices and policies of the Sellers and 3D Korea, including any written privacy policies, programs and other written notices, whether internal or external-facing, (c) Card Association Rules, and (d) the applicable terms of any Contract to which any Seller or 3D Korea is a party with respect to the Business.

“DDD” has the meaning set forth in the preamble above.

“Direct Claim” has the meaning set forth in Section 10.05(b).

“Disclosure Schedules” and any referenced Schedule herein means the disclosure schedules delivered by the Sellers concurrently with the execution and delivery of this Agreement.

“Dispute Resolution Procedure” means the following procedures, in connection with engaging the Firm. Each Party agrees, if requested by the Firm, to work with the Firm to negotiate and execute an engagement letter on terms reasonably satisfactory to the Sellers and the Buyer. The Buyer, the Sellers and their respective representatives shall cooperate with the Firm during its resolution of any disagreements included in the Objection Notice. Unless otherwise agreed by the parties in writing, the Firm shall make its determination in accordance with the guidelines and procedures set forth in this Agreement and on

Exhibit B; provided that any delay in delivering such determination shall not invalidate the award or otherwise deprive the Firm of jurisdiction. The Firm shall act as an expert and not as an arbitrator. The Firm shall consider only those items and amounts set forth in the Objection Notice that the Buyer, on the one hand, and the Sellers, on the other hand, are unable to resolve. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party, in each case, as set forth in the Objection Notice or in the Final Closing Statement. Except as otherwise specified herein, the scope of the disputes to be determined by the Firm is limited to whether the calculations of the Final Working Capital and the Final US Purchase Price were done in a manner consistent with this Agreement, and the Firm is not to make any other determination unless requested in writing by the Sellers and the Buyer. The Firm’s determination of the Final US Purchase Price and the Final Working Capital shall be based solely on written materials submitted by the Buyer and the Sellers (i.e., not on independent review) and on the definitions included in this Agreement. The fees and disbursements of the Firm and the reasonable attorneys’ fees and expenses of the Parties shall be borne (a) by the Buyer in the proportion that the aggregate dollar amount of the disputed items that are successfully disputed by the Sellers (as finally determined by the Firm) bears to the aggregate dollar amount of all disputed items and (b) by the Sellers, jointly and severally, in accordance with the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by the Sellers (as finally determined by the Firm) bears to the aggregate dollar amount of all disputed items. The determination of the Firm as to any disputed matters shall be set forth in a written report of award delivered to the Buyer and the Sellers, and shall be deemed final, conclusive and binding on the Parties, absent manifest typographical or computational error readily apparent from the face of the Firm’s written report or fraud, and shall not be subject to collateral attack for any reason. The Parties agree that judgment may be entered upon the written report of award of the Firm in any court located in Wilmington, Delaware. Prior to the Firm’s determination as provided for herein, (i) the Buyer, on the one hand, and by the Sellers, jointly and severally, on the other hand, shall each pay fifty percent (50%) of any retainer paid to the Firm; and (ii) during the engagement of the Firm, the Firm shall bill fifty percent (50%) of the total charges to each of the Buyer, on the one hand, and to the Sellers, jointly and severally, on the other hand. In connection with the Firm’s determination as provided for herein, the Firm shall also determine, taking into account all fees and expenses already paid by each of the Buyer, on the one hand, and the Sellers, on the other hand, as of the date of such determination, the allocation of expenses between the Buyer and the Sellers, which such determination shall be conclusive and binding upon the parties hereto.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800 et. seq.

“Effective Date” has the meaning set forth in the preamble.

“Employee Benefit Plan” means (a) with respect to the Sellers, each “employee benefit plan” (as defined in section 3(3) of ERISA), whether or not subject to ERISA and (b) with respect to the Sellers and 3D Korea, each compensatory (including incentive, employment, severance, equity or equity-based arrangements, change in control and retention) or benefit plan, policy, program, agreement or arrangement, in each case, that is maintained, sponsored, contributed to or required to be contributed to by a Seller or 3D Korea on account of the Business or the Business Purchased Assets.

“Employee Payments” means all amounts due and payable or which hereafter become due and payable by a Seller or its Affiliate to its current or former officers, managers, directors, employees or independent contractors pursuant to any Contract, Employee Benefit Plan or other arrangement in effect prior to or as of the Closing, including amounts payable in connection with (a) any stock appreciation, phantom stock or other equity-based rights, stay or retention bonuses, sale or transaction bonuses, severance or termination pay or change in control or similar compensatory payments, that are triggered in whole or in part prior to, in connection with or as a result of the Transactions, (b) any ordinary course commission plan or program, or (c) Items 1 and 2 disclosed on Schedule 4.14(d), in each case, together with the employer portion of payroll and other Taxes incurred in connection with such obligations, in each case, to the extent unpaid as of immediately prior to the Closing.

“Engaging” or to “Engage” in a business means to, directly or indirectly, own, manage, operate or control that business.

“Environmental Laws” means all Laws (a) relating to pollution or protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials; or (c) product related health and safety laws and regulations, including the Natural Environment Preservation Law, the Air Environment Preservation Act, the Water Quality and Ecosystem Preservation Law, the Soil Environment Preservation Law, the Groundwater Act, the Noise and Vibration Control Law, the Waste Management Act, the Toxic Chemicals Control Act and the Industrial Safety and Health Act of Korea.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person at any relevant time considered a single employer with a Seller or any of their Subsidiaries under section 414 of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 2.04(b)(i).

“Estimated Working Capital” has the meaning set forth in Section 2.04(b)(i).

“Event” has the meaning set forth in the definition of “Material Adverse Effect”.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.01(b).

“Excluded Liabilities” has the meaning set forth in Section 2.02(b).

“FCPA” has the meaning set forth in Section 4.09(c).

“Final Closing Statement” has the meaning set forth in Section 2.04(c).

“Final US Purchase Price” has the meaning set forth in Section 2.04(e).

“Final Working Capital” has the meaning set forth in Section 2.04(c).

“Financial Statements” has the meaning set forth in Section 4.06(a).

“Firm” means KPMG US LLP, provided, that if the foregoing is unable to serve as the Firm for any reason, the Buyer and Sellers shall jointly retain another nationally or regionally recognized independent consulting or accounting firm, in which case such other firm shall be deemed to be the Firm for purposes of this Agreement.

“Foreign Assets” means the Purchased Assets (as defined in the Korean Purchase Agreement).

“Fraud” means, with respect to any Party hereto, or 3D Korea and Hexagon Korea with respect to the Korean Purchase Agreement, actual common law fraud under Delaware law with respect to the making by such Person of the representations and warranties of such Party in ARTICLE IV or ARTICLE V, or in the Korean Purchase Agreement, as applicable.

“Fundamental Representations” means, collectively, the representations and warranties set forth in (a) Section 4.01 (Organization of Sellers); Section 4.02 (Authorization of Transactions by Sellers); Section 4.03(a) (No Conflict with Governing Documents); Section 4.05 (Brokers’ Fees); the first sentence of Section 4.10 (Title to Properties); and Section 4.13(a) and the first sentence of Section 4.13(d) (Intellectual Property) of this Agreement; and (b) Section 4.01 (Organization of Seller); Section 4.02 (Authorization of Transactions by Seller); and Section 4.03(a) (No Conflict with Governing Documents) of the Korean Purchase Agreement.

“GAAP” means United States generally accepted accounting principles, in effect from time to time.

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs. For example, the “Governing Documents” of a limited liability company are its certificate of formation and its operating agreement.

“Governmental Authority” means any supranational, transnational, domestic or foreign federal, state, local, provincial, municipal, special purpose, administrative or other governmental or quasi-governmental authority or regulatory body, court, tribunal, arbitrating body (public or private), governmental department, commission, board, self-regulating authority, Taxing Authority, bureau or agency, as well as any other instrumentality or entity designated to act for or on behalf of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, ruling, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any substance, chemical, material, or waste that is listed, defined, classified or regulated as, a “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning, import or effect under, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law, including petroleum, petroleum by-products, PCBs, asbestos, lead, per- or polyfluoroalkyl substances, noise, mold, or radiation.

“Hexagon Korea” means Hexagon Metrology Korea LLC, a company organized and existing under the Laws of Korea.

“Illustrative Calculation” means the illustrative calculation of Closing Working Capital as of June 30, 2024 set forth on Exhibit A.

“Inactive Employee” has the meaning set forth in Section 6.05(a).

“Indebtedness” means at a particular time, without duplication, (a) any Liability for indebtedness for borrowed money or loans, or issued in substitution for or exchange of indebtedness for borrowed money or loans; (b) any Liability evidenced by any note, bond, debenture or other debt security or similar instrument; (c) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit, sureties, performance bonds, bankers’ acceptances or similar facilities, whether drawn or undrawn); (d) any Liability guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse); (e) any Liability secured by a Lien on a Person’s assets; (f) any Liability arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (g) all obligations for the deferred purchase price of property or services (including any obligations relating to any earn-out or bonus payments or seller note obligations, but excluding trade payables incurred in the Ordinary Course of Business and included as Current Liabilities in the calculation of the Final Working Capital, as finally determined); (h) all obligations under finance leases as determined in accordance with the Accounting Principles; and (i) accrued interest to and including the Closing Date in respect of any of the Liabilities described in the foregoing clauses (a) through (h) of this definition and all premiums, penalties, charges, fees, expenses and other amounts that are or would be due (including with respect to early termination) in connection with the payment and satisfaction in full of such Liabilities or a breach of such Liabilities.

“Indemnified Party” has the meaning set forth in Section 10.04.

“Indemnifying Party” has the meaning set forth in Section 10.04.

“Intellectual Property” means all intellectual property in any jurisdiction throughout the world, including: (a) patents, patent applications and patent disclosures (including originals, divisions, continuations, continuations-in-part, extensions, re-examinations and reissues); (b) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, transliterations, adaptations, derivations and combinations of the foregoing) and internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works, together with associated moral rights; (d) registrations and applications for any of the foregoing; (e) trade secrets, confidential information, data, customer, reseller and distributor lists, reports, image and production libraries, technical information, process technology, plans drawings, blue prints, maps or surveys, know-how and inventions; (f) Software; (g) all other proprietary rights; (h) copies and tangible embodiments and expressions thereof (in whatever form or medium); and (i) the right to all past and future income, royalties, damages, and payments due with respect to the foregoing, including rights to damages and payments for past, present, or future infringements, misappropriations, or other violations thereof.

“Intellectual Property Agreements” has the meaning set forth in Section 4.13(c).

“Intended Tax Treatment” has the meaning set forth in Section 2.05(a).

“Interim Financial Statements” has the meaning set forth in Section 4.06(a).

“Interim Financial Statements Date” has the meaning set forth in Section 4.06(a).

“International Trade Laws and Sanctions” means (a) all international trade, export control, import control, Sanctions or anti-boycott Laws imposed, administered or enforced from time to time by the U.S. government, including the Export Control Reform Act of 2018 (50 U.S.C. 4801-4852), as amended, the U.S. Arms Export Control Act of 1976, as amended, the International Emergency Economic Powers Act, as amended, the Trading with the Enemy Act of 1917, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130) (ITAR), the Export Administration Regulations (15 C.F.R. Parts 730-774) (EAR), customs Laws set out in Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations (C.F.R.), Sanctions Laws set out in Chapter V of Title 31 of the C.F.R., as well as other Laws administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, U.S. Customs and Border Protection, or the U.S. Census Bureau; (b) all international trade, export control, import control, Sanctions or anti-boycott Laws administered by the United Nations Security Council, the Ministry of Trade, Industry and Energy or the Ministry of Foreign Affairs of Korea, Her Majesty’s Treasury of the United Kingdom or the European Union, including pursuant to the Foreign Trade Act, the Foreign Investment Promotion Law, the Act on Prevention of Divulgence and Protection of Industrial Technology, or the Act on Special Measures for Strengthening the Competitiveness of and Protecting National High-Tech Strategic Industries of Korea,

Article 215 TFEU and/or any EU Common Position, Decision or Regulation (including Regulation (EC) No 428/2009, (EC) No 1236/2005 and (EU) 775/2014); and (c) other applicable Laws relating to international trade, export control, import, Sanctions or anti-boycott Laws in other jurisdictions in which the Business operates.

“IP Assignment Agreement” has the meaning set forth in Section 3.03(b).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the knowledge (after due inquiry, including consultation with and inquiry of the direct reports of each such Person) of each person listed on Schedule 1.01(a).

“Korea” means the Republic of Korea.

“Korean Purchase Agreement” means that certain Business Transfer Agreement, dated as of the Effective Date, by and between 3D Korea and Hexagon Korea, substantially in the form of Exhibit J attached hereto, to evidence the transfer of the Foreign Assets from 3D Korea to Hexagon Korea, in accordance with and subject to the terms and conditions hereof and thereof.

“Latest Korean Balance Sheet” has the meaning set forth in Section 4.06(a).

“Law” means all laws (including common law), acts, statutes, rules, regulations, codes, injunctions, rulings, awards, decrees, writs, orders, determinations, conventions, judgments, reporting or license requirements, ordinances and other pronouncements or provisions having the force or effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Lease” means all of a Seller’s or 3D Korea’s right, title and interest in a lease, sublease, license, concession or other Contract, pursuant to which such Seller or 3D Korea holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used in, or otherwise related to, the Business, including the right to all security deposits and other amounts and instruments deposited by or on behalf of such Seller or 3D Korea thereunder.

“Leased Real Property” has the meaning set forth in Section 4.11(a).

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“License Agreement” has the meaning set forth in Section 3.03(e).

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, bailment (in the nature of a pledge or for purposes of security), deed of trust, grant of a power to confess judgment, conditional sales and title retention agreement (including any lease or license in the nature thereof), claim, easement, encroachment, right of way, charge, condition, equitable interest, restriction or encumbrance of any kind.

“Lookback Date” has the meaning set forth in Section 4.04.

“Material Adverse Effect” means any effect, development, occurrence, change, event or circumstance (an “Event”) that, individually or together with any other Event, has been or could reasonably be expected to be materially adverse to (x) the Business, assets, properties, condition (financial or otherwise), liabilities, operating results or operations of the Business, taken as a whole, or (y) the ability of the Sellers or 3D Korea to consummate the Transactions in accordance with their terms; provided, that a “Material Adverse Effect” under the preceding clause (x) shall not include any Events directly resulting from: (a) any adverse change, event, development, or effect arising after the Effective Date from (i) general economic conditions, (ii) acts of God, natural disasters, national or international political or social conditions, including the engagement by countries in which the Business operates in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon a country in which the Business operates, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of a country in which the Business operates, or the escalation of any of the foregoing, (iii) any changes in financial, banking, or securities markets in general (including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates), (iv) any changes in weather, meteorological conditions or climate or natural disasters (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or disease outbreaks, epidemics, pandemics, or public health emergencies affecting the Business, including SARS-CoV-2 novel coronavirus (COVID-19), (v) changes in GAAP (or the interpretations thereof), (vi) changes in law, rules, regulations, orders, or other binding directives issued by any Governmental Authority, or the interpretation or enforcement thereof, which are not specific to the industry in which the Business operates, or (vii) the announcement of this Agreement in accordance with the terms hereof, or the taking of any action expressly required by, and in accordance with, the terms of this Agreement and the other agreements contemplated hereby, or the identity or publicly-disclosed business plans of the Buyer, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, licensors, licensees or employees; and (b) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the Effective Date; provided, however, that with respect to this clause (b), any change or effect underlying such failure to meet projections, forecasts or revenue or earnings predictions may be taken into account in determining whether any such Event has resulted in or would reasonably be expected to result in a Material Adverse Effect (to the extent that such change or effect is not otherwise excluded by another clause of this definition of Material Adverse Effect). Notwithstanding the foregoing, in the cause of clauses (i) through (vi) above, such Events shall be considered in determining whether a Material Adverse Effect has occurred, or would reasonably be expected to occur, if such Events impact (or would reasonably be expected to impact) the Business materially disproportionately to the impact such Events have (or would reasonably be expected to have) on other Persons operating in the same or substantially similar industry as the Business.

“Material Contracts” has the meaning set forth in Section 4.14(a).

“Material Customers” has the meaning set forth in Section 4.18(a).

“Material Suppliers” has the meaning set forth in Section 4.18(b).

“Measurement Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Non-Party Affiliates” has the meaning set forth in Section 12.16.

“Non-US Agreed Allocation” has the meaning set forth in Section 2.05(b).

“Non-US Purchase Price” has the meaning set forth in Section 2.03(a).

“Notice of Claim” has the meaning set forth in Section 10.05(a)(i).

“Objection Notice” has the meaning set forth in Section 2.04(d).

“OFAC” has the meaning set forth in Section 4.20.

“Office Sublicense Agreement” has the meaning set forth in Section 3.03(g).

“Omitted Asset” has the meaning set forth in Section 2.07.

“Open Source Software” means Software or source code that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses).

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operation of the Business consistent with past custom and practice (including with respect to volume, quality, quantity and frequency).

“Party” and “Parties” each have the meaning set forth in the preamble above.

“Permits” has the meaning set forth in Section 4.09(d).

“Permitted Liens” means (a) easements, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters, affecting title to any Leased Real Property and which do not, individually or in the aggregate, interfere in any material respect with the use of, or continued operation of the Business at, the property they affect; (b) the terms and conditions of any Assumed Lease governing the use and occupancy of a Leased Real Property, and the terms and conditions of any master lease, ground lease or other similar agreement to which an Assumed Lease is subject or subordinate, and any rules, regulations, terms and conditions, or other documents or agreements incorporated by reference in any of the foregoing; (c) Taxes, assessments or governmental charges or levies imposed with respect to any Leased Real Property which are not yet due and payable or which are being contested in good faith and for which adequate reserves have been accrued on the Interim Financial Statements as determined in accordance with the Accounting Principles; (d) statutory Liens in favor of suppliers of goods arising or incurred in the Ordinary Course of Business for which payment is not yet due or delinquent and provided that lien statements have not been filed, or such Liens otherwise have not been perfected, and that are not resulting from a breach, default or violation by any Seller or 3D Korea of any Contract or Law; (e) statutory landlord’s, mechanic’s, carrier’s, workmen’s or repairmen’s Liens arising or incurred in the Ordinary Course of Business for amounts which are not due and payable and provided that lien statements have not been filed, or such Liens otherwise have not been perfected, and that are not resulting from a breach, default or violation by any Seller or 3D Korea of any Contract or Law; (f) zoning ordinances, building codes and other land use Laws regulating the use or occupancy of any Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business thereon; (g) non-exclusive licenses of Intellectual Property granted to customers in the Ordinary Course of Business; or (h) Liens set forth on Schedule 1.01(b).

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or other entity.

“Post-Closing Tax Period” means any Tax period beginning on the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period beginning on the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending at the end of the day on the day before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending at the end of the day on the Closing Date.

“Pro Rata Share” has the meaning set forth in Section 2.04(b)(i).

“Prorated Taxes” means all personal property, real property, intangible property and other ad valorem Taxes imposed on or with respect to the Business and/or the Purchased Assets for any Straddle Period.

“Purchase Price Adjustment” has the meaning set forth in Section 2.04(f).

“Purchased Assets” means all assets, rights and properties of the Sellers and their Affiliates (other than 3D Korea), wherever situated, primarily used or held primarily for use in the Business of every nature, kind and description, whether tangible or intangible, owned, leased or licensed, real, personal or mixed, in each case, except for the Foreign Assets and the Excluded Assets. The Purchased Assets include the following:

(a) all furniture, fixtures, apparatus, machinery, tools, parts, furnishings, equipment, vehicles, leasehold improvements and other tangible assets, including all artwork, desks, chairs, tables, hardware, copiers, computers, electronic data processing equipment, telephone lines, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, primarily used in or held for use in the operation of the Business, including those listed on Schedule 1.01(c);

(b) all Current Assets of the Business included in the calculation of Final Working Capital, as finally determined;

(c) all Intellectual Property owned by a Seller or its Affiliates and used primarily in, intended for use primarily in or held primarily for the benefit of the Business, including all Intellectual Property listed on Schedule 1.01(d) (the “Purchased Intellectual Property”);

(d) the Business Name;

(e) the Lease related to the Leased Real Property listed on Schedule 1.01(e) (the “Assumed Lease”);

(f) all Contracts listed on Schedule 1.01(f) (collectively, and together with the Assumed Lease, the “Assumed Contracts”);

(g) all prepayments and prepaid expenses (including royalties) related to the Purchased Assets or the Business included in the calculation of Final Working Capital, as finally determined, and employee advances (to the extent relating to the Transferred Employees);

(h) all claims, demands, deposits, warranties, guarantees, refunds, credits, causes of action, lawsuits, choses in action, rights of recovery, rights of recoupment and rights of set-off (whether or not known or unknown or contingent or non-contingent) (other than those primarily related to the Excluded Assets or Excluded Liabilities) of any Seller with respect to the Purchased Assets or the Business;

(i) the Transferred Employees’ Records;

(j) all telephone numbers, email addresses and facsimile numbers related solely to the Business;

(k) all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, art work, letters, budgets, forecasts, ledgers, journals, lists of past, present or prospective customers, supplier lists, reseller lists, distributor lists, regulatory filings, operating data and plans, technical documentation (e.g., design specifications, data, functional requirements, operating instructions, logic manuals, engineering drawings, research and development information and flow charts), user documentation (e.g., installation guides, maintenance manuals, user manuals, training materials, release notes and working papers), marketing documentation (e.g., sales brochures, flyers, pamphlets and web pages), stationary, labels, forms, shipping materials and other similar materials related to the Purchased Assets or the Business (other than those related to the Excluded Assets or Excluded Liabilities), in each case, whether or not in electronic form, and whether or not physically located on any of the premises of any Seller, but for the avoidance of doubt including only the Transferred Employees’ Records (and no other personnel files of employees of any Seller or its Affiliates that are not Transferred Employees);

(l) all raw materials, supplies, parts, work in process, finished goods and other inventories of any Seller for the conduct of the Business included in the calculation of Final Working Capital, as finally determined, including those items previously purchased and in transit to any Seller; and

(m) all goodwill of the Business as a going concern or otherwise primarily associated with the Purchased Assets.

“Purchased Intellectual Property” has the meaning set forth in the definition of “Purchased Assets”.

“Required Consents” has the meaning set forth in Section 8.02.

“Responsible Party” has the meaning set forth in Section 10.05(a)(i).

“Restricted Period” means the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date.

“Restricted Territory” means (a) the United States of America, (b) the Republic of Korea, and (c) each other country throughout the world in which the Business is Engaged, or in which the Business has taken substantial steps to Engage in the Business, as of, or at any time during the twelve (12) months prior to, the Closing Date.

“Retained Products” means any software products of the Sellers and their Affiliates as of the Effective Date (excluding the software products included in the Business and/or the Business Purchased Assets, including those listed in Schedule 4.13(a)(iv)), including 3D Sprint, 3DXpert, 3D Connect, Deep Space, Amphyon, DICOM to Print (D2P), Manufacturing OS (MOS), and any future version of the forgoing software products and other future new software products, provided that the foregoing software products shall not be Retained Products if they connect directly to (or are embedded or incorporated into) scanner or optical hardware products or actively target markets outside of Additive Manufacturing.

“Review Period” has the meaning set forth in Section 2.04(d).

“Sanctioned Persons” has the meaning set forth in Section 4.20.

“Sanctioned Territory” means, at any time, a country or territory that is itself the subject or target of comprehensive Sanctions broadly restricting commercial dealings with the country or territory (as of the

Effective Date) including Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine.

“Sanctions” means U.S. and international Laws relating to economic and trade sanctions imposed, administered or enforced from time to time by relevant Governmental Authorities, including those administered by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Schedule Supplement” has the meaning set forth in Section 6.04.

“Security Incident” has the meaning set forth in Section 4.13(j).

“Seller Indemnified Parties” has the meaning set forth in Section 10.03.

“Seller Licensed Products” has the meaning set forth in Section 6.13.

“Seller Post-Closing Licensed Patents” has the meaning set forth in Section 6.14.

“Seller Post-Closing Patent License” has the meaning set forth in Section 6.13.

“Seller Transaction Expenses” means, without duplication, all of the fees, expenses and other costs incurred by or on behalf of any Seller or any of its Affiliates in anticipation of, in connection with, or otherwise related to, the Transactions, any related or alternative transactions or other contemplated sale or disposition of a Seller or 3D Korea or their respective assets, including (a) any Transfer Taxes payable by the Sellers or 3D Korea pursuant to Section 7.03, (b) all of the fees, expenses and other costs of legal counsel, investment bankers, brokers, accountants and other representatives and consultants of the Sellers and their Affiliates, and (c) fifty percent (50%) of all filing fees payable in connection with any filings or submissions required under any merger control or foreign investment filing or submission made by or on behalf of the Parties, 3D Korea and/or Hexagon Korea in connection with the Transactions (but, for the avoidance of doubt, in no event shall the Sellers be responsible for any attorneys’ fees or costs and expenses of other third-party advisors incurred or payable by the Buyer or its Affiliates in connection with any regulatory filings or submissions with Governmental Authorities contemplated hereunder).

“Sellers” has the meaning set forth in the preamble above.

“Shared Contracts” has the meaning set forth in Section 6.16.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models, methodologies, operating systems, firmware, tools, data files, graphics, schematics, interfaces, architecture, data models, scripts, test specifications, test scripts and routines, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts, outlines, narrative descriptions, operating instructions, software manufacturing instructions and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specified Employees” has the meaning set forth in Section 6.05(a).

“Specified Indebtedness” means any Indebtedness of the Sellers and their Affiliates (excluding 3D Korea) outstanding as of immediately prior to the Closing with respect to the Business or the Purchased

Assets of the types described in clauses (g) through (i) (but solely to the extent related to Indebtedness of the types described in clauses (g) and (h)) of the definition thereof, in each case, only to the extent such Liabilities and obligations are assumed by the Buyer (pursuant to Assumed Contracts or otherwise as Assumed Liabilities).

“Straddle Period” means any Tax period including but not ending on the day before the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director, manager or general partner of such partnership, limited liability company, association or other business entity.

“Target Working Capital” means -$3,200,218.30.

“Tax” means any federal, state, local, or foreign taxes, charges, fees, levies or other similar assessments or Liabilities imposed by any Governmental Authority (including, income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, escheat, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or Liabilities of any kind whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto.

“Tax Return” means any federal, state, local, foreign or other applicable return, declaration, report, claim for refund, information return or statement or other document (including any amendment thereto and any related or supporting schedules, statements or information) with respect to any Tax filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax.

“Taxing Authority” means any Governmental Authority having or purporting to have jurisdiction with respect to any Tax.

“Termination Date” means May 31, 2025; provided, that such date shall automatically be extended for a period of three (3) months if the condition set forth in the second sentence of Section 8.02 is not satisfied prior to such date, but all other conditions set forth in Articles VIII and IX have been satisfied (or are capable of being satisfied on the Closing Date if the Closing were to occur).

“Third Party Claim” has the meaning set forth in Section 10.05(a)(i).

“Transaction Documents” means, collectively, this Agreement, the Assignment and Assumption

Agreement, the IP Assignment Agreement, the Bill of Sale, the Transition Services Agreement, the License Agreement, the Assignment and Assumption of Office Agreement, the Office Sublicense Agreement, the Korean Purchase Agreement and the other agreements, documents and instruments contemplated hereby, in each case, only as applicable to the relevant Party or Parties to such agreement, document, instrument or certificate, as indicated by the context in which such term is used.

“Transaction Perimeter” means the transaction perimeter for the Business, including the provisions of this Agreement and the Korean Purchase Agreement that define or list the Business Purchased Assets, Business Excluded Assets, Business Assumed Liabilities and Business Excluded Liabilities, and any Disclosure Schedules included therein.

“Transactions” has the meaning set forth in the recitals above.

“Transfer Taxes” has the meaning set forth in Section 7.03.

“Transferred Employee” has the meaning set forth in Section 6.05(a).

“Transferred Employee Payments” means the Employee Payments payable to the Transferred Employees.

“Transferred Employees’ Records” shall mean the following current employment and current personnel information with respect to each Transferred Employee, in each case, to the extent permitted by applicable Law: salary, wage grade, job title, performance documentation, and business and personal mailing addresses and telephone numbers, including as applicable, any employment-related agreements, Family and Medical Leave Act (or similar) records, and Forms I-9 (Employment Eligibility Verification) related to such Transferred Employee; provided that Transferred Employees’ Records shall not include any medical records.

“Transition Services Agreement” has the meaning set forth in Section 3.03(d).

“Treasury Regulations” means the regulations under the Code promulgated by the United States Treasury Department.

“US Agreed Allocation” has the meaning set forth in Section 2.05(a).

“US Purchase Price” has the meaning set forth in Section 2.03(a).

“VAT” shall mean any value-added or similar Tax (whether pursuant to the Laws of the EU or otherwise).

“VDR” has the meaning set forth in Section 1.02(k).

“VDR Cutoff Time” has the meaning set forth in Section 1.02(k).

“Willful Breach” means a material breach of this Agreement or the Korean Purchase Agreement that is a consequence of an act or omission knowingly undertaken or omitted to be taken by the breaching Person that is intended to result, or which the breaching Person knows will result, and does result, in a breach of this Agreement or the Korean Purchase Agreement, including the failure to cause the Closing to occur as and when required by Section 3.01.

Section 1.02 Construction; Interpretation. The term “this Agreement” means this Asset

Purchase Agreement together with the Disclosure Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The Disclosure Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Disclosure Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) except as otherwise set forth in this Agreement, any accounting terms shall be given the definition thereof under GAAP; (f) except as otherwise indicated, all references in this Agreement to the words “Section”, “Schedule” and “Exhibit” are intended to refer to Sections, Disclosure Schedules or other Schedules and Exhibits of or to this Agreement; (g) unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision hereof; (h) except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”; (i) all references in this Agreement to “dollars” or “$” mean United States dollars; (j) the words “asset” and “property” shall be synonymous and the words “shall” and “will” mean a mandatory obligation; (k) all references in this Agreement to items “made available” to the Buyer, “provided to” the Buyer or words or similar import shall mean that such items were either (i) uploaded into the virtual data room hosted by McGuireWoods High-Q Collaborate named “3D Systems – Hexagon – Project Gandalf” (the “VDR”) and accessible by the Buyer and its representatives as of 5:00 p.m. Eastern Time on the date that is one (1) Business Day prior to the Effective Date (the “VDR Cutoff Time”) or (ii) provided to the Buyer’s representatives or its counsel in writing (including via electronic mail) prior to the VDR Cutoff Time; and (l) with respect to a period of time, the words “from” and “since” mean “from and including” or “since and including”, as applicable, and the words “to” and “until” mean “to and including” or “until and including”, as applicable. If the last day of any period for the giving of notice or the performance of any act under this Agreement is a non-Business Day, the period in question will end on the next succeeding Business Day.

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS

Section 2.01 Purchase and Sale of Assets.

(a) Purchased Assets.

(i) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall purchase from the Sellers, and each Seller shall sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to the Buyer, the Purchased Assets, free and clear of all Liens other than Permitted Liens.

(ii) A list of the Foreign Assets is set forth on Schedule 2.01(a)(ii), which constitutes all of the assets used in foreign operations of the Business. The Foreign Assets shall be sold, conveyed, assigned, transferred, assigned and delivered to the Buyer or its designated Affiliates pursuant to the Korean Purchase Agreement, and such other agreements or instruments as may reasonably be required to effect a conveyance of the Foreign Assets. The Foreign Assets shall not be treated as Purchased Assets for purposes of this Agreement or used in the calculation of the US Purchase Price or any adjustment to the US Purchase Price contemplated by this Agreement.

(b) Excluded Assets. Notwithstanding anything herein to the contrary, all assets, properties, rights, titles and interests of the Sellers that are not Purchased Assets are expressly excluded from the Transactions (collectively, the “Excluded Assets”) and shall be retained by the Sellers at the Closing, including:

(i) all cash and cash equivalents, bank accounts and equity securities of the Sellers;

(ii) each Seller’s corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, membership interest transfer books and blank membership interest certificates and other similar documents;

(iii) all documents or other information covered by attorney-client privilege, the attorney-client work product doctrine or other similar protections;

(iv) all claims for and rights to receive Tax refunds relating to the Business and the Purchased Assets with respect Pre-Closing Tax Periods, and Tax Returns relating to the Business and the Purchased Assets with respect to Pre-Closing Tax Periods, and any notes, worksheets, files or documents relating solely thereto;

(v) all Contracts that are not Assumed Contracts;

(vi) any Lease that is not the Assumed Lease;

(vii) all Intellectual Property of the Sellers that is not Purchased Intellectual Property;

(viii) the sponsorship of, and assets maintained pursuant to or in connection with, the Employee Benefit Plans;

(ix) all insurance policies of the Sellers or their Affiliates and all rights to applicable claims and proceeds thereunder;

(x) the rights which accrue or will accrue to the Sellers or their Affiliates under this Agreement and the other Transaction Documents;

(xi) all Accounts Receivable of the Sellers with respect to their pre-Closing operation of the Business; and

(xii) the assets, properties and rights specifically set forth on Schedule 2.01(b).

Section 2.02 Assumed Liabilities; Excluded Liabilities.

(a) Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, the Buyer shall assume and agree to pay, perform and discharge when due any and all Liabilities and obligations arising out of or relating to the Buyer’s or its Affiliates’ ownership or operation of the Business and/or the Purchased Assets after the Closing, other than, and expressly excluding, the Excluded Liabilities (collectively, the “Assumed Liabilities”), including the following:

(i) all liabilities and obligations arising under the Assumed Contracts (other than as contemplated by Section 2.02(a)(ii)), but only to the extent such obligations (A) relate to facts, events or circumstances first arising after the Closing Date, (B) do not arise from or relate to any breach by a Seller and/or their respective Affiliates of any such Assumed Contract, and (C) do not arise from any violation of Law, breach of warranty, tort or infringement occurring on or prior to the Closing Date;

(ii) all executory obligations under the Assumed Contracts relating to maintenance and support of Business products sold or licensed in the Ordinary Course of Business prior to the Closing, but only to the extent such obligations (A) do not arise from or relate to any breach by a Seller and/or their respective Affiliates of any such Assumed Contract, and (B) do not arise from any violation of Law, breach of warranty, tort or infringement occurring on or prior to the Closing Date;

(iii) (A) any Taxes (other than Prorated Taxes and Transfer Taxes) with respect to the ownership, operation, possession or use of the Business, the Purchased Assets or the Assumed Liabilities, in each case, solely for any Post-Closing Tax Period, including any Taxes of any Person imposed on or payable as a transferee or successor, by Contract or pursuant to any Law or otherwise, in respect of the Business, the Purchased Assets or the Assumed Liabilities, which Taxes relate to an event or transaction occurring on or after the Closing Date; (B) any Prorated Taxes for the portion of any Straddle Period beginning on the Closing Date (determined in accordance with Section 7.04); and (C) any Transfer Taxes that are the responsibility of the Buyer pursuant to Section 7.03;

(iv) except as specifically provided herein (including with respect to any Employee Payments, which are the responsibility of the Sellers), all liabilities and obligations of the Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee to the extent arising after the Closing in connection with such Transferred Employee’s employment by the Buyer or its Affiliates;

(v) all other liabilities and obligations to the extent arising out of or resulting from the Buyer’s ownership or operation of the Business and the Purchased Assets after the Closing;

(vi) all unpaid trade accounts payable, accruals and deferred revenue of the Sellers to third parties in connection with the Business as of the Closing Date, in each case, to the extent included as Current Liabilities in the calculation of Final Working Capital, as finally determined;

(vii) any Liabilities or obligations of the Buyer or its Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the Transactions, including the Buyer Transaction Expenses; and

(viii) all Liabilities and obligations set forth on Schedule 2.02(a).

(b) Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities or obligations of the Sellers or their Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities include the following:

(i) any Liabilities or obligations arising out of or relating to the Sellers’ or their respective Affiliates’ ownership and operation of the Business and/or the Business Purchased Assets prior to the Closing;

(ii) any Liabilities or obligations relating to or arising out of the Business Excluded Assets (including all Liabilities and obligations related to products, services and business lines related to haptic devices);

(iii) (A) any Taxes (other than Prorated Taxes and Transfer Taxes) with respect to the ownership, operation, possession or use of the Business, the Business Purchased Assets or the Business Assumed Liabilities, in each case, for any Pre-Closing Tax Period, including any Taxes of any Person imposed on or payable as a transferee or successor, by Contract or pursuant to any Law or otherwise, in respect of the Business, the Business Purchased Assets or the Business Assumed Liabilities, which Taxes relate to an event or transaction occurring before the Closing Date; (B) any Prorated Taxes for the portion of any Straddle Period prior to the Closing Date (determined in accordance with Section 7.04); and (C) any Transfer Taxes that are the responsibility of the Sellers pursuant to Section 7.03;

(iv) the Indebtedness of the Sellers and their Affiliates (other than the Specified Indebtedness) and the Employee Payments;

(v) any past-due royalties or other amounts that are payable pursuant to the terms of an Assumed Contract which relate to pre-Closing periods;

(vi) any liabilities or obligations of the Sellers and their Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the Transactions, including the Seller Transaction Expenses;

(vii) any claim, demand or Action by a third party related to fraud, fraudulent inducement or intentional misrepresentation, or any allegations thereof, involving the Business, the Business Purchased Assets or the Transactions, and related to facts, events or circumstances arising or occurring prior to the Closing; and

(viii) all Liabilities and obligations set forth on Schedule 2.02(b).

Section 2.03 Purchase Price.

(a) Purchase Price. Subject to the terms and conditions set forth herein, the aggregate consideration for the Purchased Assets payable by the Buyer to the Sellers shall be equal to $82,000,000 (subject to adjustment at and after the Closing pursuant to Section 2.04, the “US Purchase Price”), which shall be paid at the Closing in accordance with Section 3.04(a). Subject to the terms and conditions set forth in the Korean Purchase Agreement, the aggregate consideration for the Foreign Assets payable by Hexagon Korea to 3D Korea shall be equal to $41,000,000 (the “Non-US Purchase Price”), which shall be paid concurrently with the Closing in accordance with the Korean Purchase Agreement. The US Purchase Price and the Non-US Purchase Price are referred to herein, in the aggregate, as the “Aggregate Purchase Price.”

(b) Withholding Taxes. The Buyer shall be permitted to deduct and withhold, or cause to be deducted and withheld, from any amounts payable by it pursuant to this Agreement to any Person, such Taxes as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law; provided that, if the Buyer determines that any such deduction or withholding from amounts otherwise payable pursuant to this Agreement (other than with respect to amounts treated as compensation and subject to payroll withholding or resulting from a failure of the Seller to comply with Section 3.02(b)), the Buyer shall provide the Sellers with advance written notice of the intent to deduct and withhold at least five (5) Business Days prior to the date of any such payment, which notice shall include a copy of the calculation of the amount to be deducted and withheld and the basis for the proposed deduction or withholding under applicable Law, and provide the recipient of such payment a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding. Any amounts so deducted, withheld and paid over to the applicable Governmental Authorities shall be treated for all purposes of this Agreement as paid to the Person in respect of which such deduction and withholding was made.

Section 2.04 Purchase Price Adjustments.

(a) Closing US Purchase Price Adjustment. At the Closing, the US Purchase Price shall be (i) either (A) increased by the amount, if any, by which the Estimated Working Capital (as determined in accordance with Section 2.04(b)) is greater than the Target Working Capital (such amount being the “Closing Working Capital Excess”), or (B) decreased by the amount, if any, by which the Estimated Working Capital (as determined in accordance with Section 2.04(b)) is less than the Target Working Capital (such amount being the “Closing Working Capital Shortfall”), and, for the sake of clarity, no adjustment if the Estimated Working Capital equals the Target Working Capital; and (ii) decreased by the outstanding Specified Indebtedness set forth on the Estimated Closing Statement (as adjusted, the “Closing US Purchase Price”).

(b) Estimated Closing Statement.

(i) No later than three (3) Business Days prior to the Closing, the Sellers shall prepare and deliver to the Buyer a statement (the “Estimated Closing Statement”) setting forth the Sellers’ good faith estimate of (A) Closing Working Capital determined in accordance with the Accounting Principles (the “Estimated Working Capital”), and the resulting Closing Working Capital Excess or Closing Working Capital Shortfall (if any), (B) the Specified Indebtedness, and (C) based on the foregoing, the Closing US Purchase Price and the portion of the Closing US Purchase Price payable to each Seller, which shall constitute each Seller’s Pro Rata Share (the “Pro Rata Share”).

(ii) The Buyer shall be entitled to review, comment on, and request reasonable changes to the Estimated Closing Statement, and the Sellers shall provide the Buyer and its representatives with reasonable access, at reasonable times following prior notice, to (A) the records and work papers relating to the calculation of the Estimated Closing Statement, and (B) the personnel and representatives of the Sellers and their Affiliates involved in the preparation of the Estimated Closing Statement; provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Sellers and their Affiliates. The Sellers shall consider the Buyer’s proposed changes in good faith. If the Buyer and the Sellers are unable to reach agreement on any proposed changes, the Parties shall proceed to Closing and accept the Estimated Closing Statement and the components thereof as proposed by the Sellers solely for purposes of the payments to be made at Closing, which acceptance shall not limit or otherwise affect the Buyer’s remedies under this Agreement or otherwise or constitute an acknowledgment or acceptance by the Buyer of the accuracy of the Estimated Closing Statement.

(c) Post-Closing US Purchase Price Adjustment. Within one hundred and twenty (120) days following the Closing Date, the Buyer shall prepare and deliver to the Sellers a statement (the “Final Closing Statement”) setting forth its good faith calculation of Closing Working Capital determined in accordance with the Accounting Principles (the “Final Working Capital”), and the resulting Closing Working Capital Excess or Closing Working Capital Shortfall (if any).

(d) Review of Final Closing Statement; Objection. The Sellers shall have sixty (60) days (the “Review Period”) from the date of receipt of the Final Closing Statement to review the Final Closing Statement. During the Review Period, upon the reasonable request of the Sellers, the Buyer shall provide the Sellers and their representatives with reasonable access, at reasonable times following prior notice, to (i) the records and work papers relating to the calculation of the Final Closing Statement and (ii) personnel and representatives of the Buyer involved in the preparation of the Final Closing Statement;

provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Buyer or its Affiliates and provided, further, that the Buyer shall not be required to provide such access if the information requested is not in the Buyer’s possession or the Buyer cannot provide such access without either (A) violating the terms of any Contracts to which any of the Buyer or its Affiliates is a party or (B) jeopardizing any attorney-client privilege to which the Buyer or its Affiliates are entitled. If the Sellers disagree with the Buyer’s Final Closing Statement, then the Sellers shall deliver written notice (an “Objection Notice”) of such disagreement to the Buyer on or before the end of the Review Period. If the Sellers fail to deliver the Objection Notice within the Review Period, at the Buyer’s sole election and discretion, the Sellers shall be deemed to have accepted the Final Closing Statement (and the calculation of Final Working Capital therein) as final. The Objection Notice, if any, shall include the Sellers’ specific objections to each line item on the Final Closing Statement that is disputed, proposed revisions and the basis therefor, in each case, in reasonable detail and with all applicable calculations along with any relevant supporting documents or data. If the Sellers delivered an Objection Notice to the Buyer, then the Buyer and the Sellers will endeavor to resolve any disagreements noted in the Objection Notice in good faith as soon as practicable after the delivery of such notice, but if they do not obtain a final resolution within thirty (30) days after the Buyer has received the Objection Notice, then either the Buyer or the Sellers may thereafter commence the process to jointly retain the Firm and each Party must proceed with the Dispute Resolution Procedure in accordance with the terms of this Agreement. If the Sellers timely provide an Objection Notice to the Buyer, then all items set forth in the Final Closing Statement with respect to the calculation of the Final Working Capital, other than the disputed items expressly set forth in the Objection Notice, shall be final and binding; provided, that the Buyer shall be entitled to identify additional items as in dispute, to the extent corresponding to the disputed items set forth in the Objection Notice.

(e) Final and Binding Determination. The Final Working Capital as finally agreed to (or deemed to be agreed to) by the Buyer and the Sellers or as finally determined by the Firm (absent manifest typographical or computational error readily apparent from the face of the Firm’s written report or fraud) pursuant to this Section 2.04, as applicable, shall be conclusive and binding on the Parties. The Closing US Purchase Price shall, if necessary, be further adjusted such that the Closing US Purchase Price would equal the amount that it would have been adjusted to under Section 2.04(a) if the Final Working Capital had been substituted for the Estimated Working Capital at Closing (as adjusted, the “Final US Purchase Price” for all purposes herein).

(f) Payment. Any payment owed pursuant to this Section 2.04(f) (such payment, the “Purchase Price Adjustment”) will be paid within five (5) Business Days after the Final US Purchase Price is determined pursuant to this Section 2.04, in accordance with this Section 2.04(f).

(i) If the Final US Purchase Price exceeds the Closing US Purchase Price, then the Buyer shall pay to the Sellers (in accordance with their respective Pro Rata Shares) an amount equal to such excess by wire transfer of immediately available funds.

(ii) If the Final US Purchase Price is less than the Closing US Purchase Price, then the Sellers, jointly and severally, shall pay to the Buyer an amount equal to such deficit by wire transfer of immediately available funds.

(iii) Any payments made pursuant to this Section 2.04(f) shall constitute an adjustment to the US Purchase Price for Tax purposes and shall be treated as such by the Parties on their respective Tax Returns and in any communications with any Taxing Authorities, unless otherwise required by applicable Law.

(g) Non-US Purchase Price Adjustment. For the avoidance of doubt, any adjustment of the Non-US Purchase Price shall be made pursuant to the terms of the Korean Purchase Agreement.

Section 2.05 Allocation of the Purchase Price.

(a) US Purchase Price. The Parties agree to the allocation of the US Purchase Price first, between the Sellers and, thereafter, with respect to that portion of the US Purchase Price allocated to each of the Sellers, among the separate classes of assets of Purchased Assets purchased from each Seller in accordance with Section 1060 of the Code and Treasury Regulations thereunder (and any similar provision of state, local or non-U.S. Law, as appropriate), as set forth on Schedule 2.04(a) (the “US Agreed Allocation”). For the avoidance of doubt, for U.S. federal and all applicable state and local income Tax purposes, no liability assumed by the Buyer in connection with the Transactions contemplated hereby that is attributable to deferred revenue shall be treated under James M. Pierce Corp. v. Commissioner, 326 F.2d 67 (8th Cir. 1964), as giving rise to taxable income of the Buyer or its Affiliates, and the Parties shall not take a Tax position that is inconsistent with the treatment described in this sentence (the “Intended Tax Treatment”). The Intended Tax Treatment and the US Agreed Allocation shall be binding and, unless otherwise required by applicable Law following a “determination” within the meaning of Section 1313(a) of the Code or similar provision of other applicable Law, the Buyer and the Sellers (and each of their respective Affiliates) shall report the Transactions for all required income Tax purposes in a manner consistent with such Intended Tax Treatment and the US Agreed Allocation and neither the Buyer nor the Sellers (nor any of their respective Affiliates) shall take any position (whether in connection with a Tax audit, Tax Return, Tax proceeding or otherwise) that is inconsistent with such Intended Tax Treatment and the US Agreed Allocation unless required to do so by applicable Law following a “determination” within the meaning of Section 1313(a) of the Code or similar provision of other applicable Law; provided, however, nothing contained herein shall require any Party to litigate before any court or defend in any administrative proceeding (including any Tax audit or examination) any proposed deficiency or adjustment by any Taxing Authority challenging such Intended Tax Treatment or the US Agreed Allocation. To the extent such filings are required, the Buyer and the Sellers agree to provide, or cause to be provided, the other with any information required to complete Form 8594 (and any other applicable Tax filings with respect to the Intended Tax Treatment and the US Agreed Allocation) within fifteen (15) Business Days of the request for such information.

(b) Non-US Purchase Price. The Parties agree to the allocation of the Non-US Purchase Price among the separate classes of assets of Foreign Assets purchased from 3D Korea in accordance with Schedule 2.04(b) (the “Non-US Agreed Allocation”). The Non-US Agreed Allocation shall be binding and, unless otherwise required by applicable Law, Hexagon Korea and 3D Korea (and each of their respective Affiliates) shall report the Transactions for all required income Tax purposes in a manner consistent with such Non-US Agreed Allocation and neither the Buyer and Hexagon Korea nor the Sellers (nor any of their respective Affiliates) shall take any position (whether in connection with a Tax audit, Tax Return, Tax proceeding or otherwise) that is inconsistent with such Non-US Agreed Allocation unless required to do so by applicable Law; provided, however, nothing contained herein shall require any Party to litigate before any court or defend in any administrative proceeding (including any Tax audit or examination) any proposed deficiency or adjustment by any Taxing Authority challenging such Non-US Agreed Allocation. To the extent such filings are required, the Buyer and the Sellers agree to provide, or cause to be provided, the other with any information required to complete any such Tax filings within fifteen (15) Business Days of the request for such information.

Section 2.06 Non-Assignable Contracts. Notwithstanding anything to the contrary herein, to the extent that the assignment hereunder of any Assumed Contract is not permitted or is not permitted without the Consent of any other party to such Assumed Contract, then unless waived by the Buyer in writing, neither this Agreement nor any other Transaction Document(s) shall be deemed to constitute an assignment of any such Assumed Contract if such Consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract, and the Buyer shall not assume any Liabilities under any such Assumed Contract; provided, however, that to the extent any such Consent that is not obtained is not a Required Consent, the Closing shall occur notwithstanding the foregoing without any adjustment to the Aggregate Purchase Price on account thereof. Without in any way limiting the Sellers’ obligation to obtain all Consents necessary for the sale, transfer, assignment and delivery of the Assumed Contracts to the Buyer hereunder, if any such Consent is not obtained or if such assignment is not permitted irrespective of Consent and if the Closing shall occur (including, with respect to any Required Consents which are not obtained, as a result of the Buyer waiving in writing any Required Consent being received as a condition to Closing), the Sellers shall, and shall cause their applicable Affiliates to, use reasonable best efforts to (a) continue for a period of six (6) months after the Closing, to, at the Sellers’ expense with respect to any Required Consents or at the Buyer’s expense with respect to any Consents that are not Required Consents, obtain any such Consents as promptly as possible following the Closing; (b) enter into any reasonable and lawful arrangements (including through subcontracting or sublicensing such Assumed Contract, in whole or in part) to provide the Buyer or its designated Affiliate with the economic and operational equivalent of the transfer of such Assumed Contract as of the Closing to the extent permitted by the terms of the applicable Contract, including by paying over or transferring to the Buyer or its designated Affiliate any revenue that is generated or derived under any such Assumed Contract as a result of or in connection with the Buyer’s and its Affiliates’ operation of the Business, and/or direct or indirect performance under such Assumed Contract, following the Closing; and (c) enforce or exercise, at the written request and expense of the Buyer, and for the account of the Buyer, any rights, benefits or interests of the Sellers or their Affiliates arising under any such Contract (including the right to elect to terminate such Contract in accordance with the terms thereof upon the written request of the Buyer). Once such Consent is obtained, the Sellers and their applicable Affiliates shall assign, transfer, convey and deliver to the Buyer or its designated Affiliate the relevant Assumed Contract to which such Consent relates for no additional consideration. Applicable Transfer Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 7.03.

Section 2.07 Wrong Pocket Assets; Omitted Assets.

(a) If at any time or from time to time after the Closing Date, (i) a Seller or its Affiliate shall (A) receive, remain vested in or otherwise possess or retain any Business Purchased Asset (including any payment in respect of any Business Purchased Asset), or (B) receive or collect any funds payable in respect of the Buyer’s or Hexagon Korea’s operation of the Business following the Closing Date, then in each case, the Sellers shall promptly notify the Buyer in writing and transfer, or cause to be transferred, such Business Purchased Asset or other funds to the Buyer or its designated Affiliate for no additional consideration, or (ii) the Buyer reasonably identifies any asset, property or right that is a Business Excluded Asset retained by the Sellers and their Affiliates but which is required to operate the Business in the Ordinary Course of Business in the same manner as the Business operated prior to the Closing (an “Omitted Asset”) and the Sellers agree (which agreement will not be unreasonably withheld, conditioned or delayed) that such Omitted Assets will be considered a Business Purchased Asset, then the Buyer and the Sellers shall reasonably cooperate in good faith and work together to cause such Omitted Asset to be transferred or otherwise assigned to the Buyer or its designated Affiliate, or to otherwise provide to the Buyer or its designated Affiliate the benefits of the applicable Omitted Asset as necessary to operate the Business, at no additional cost or expense to the Buyer or its Affiliates. Prior to any such transfer, the Sellers or their applicable Affiliate receiving or possessing such Business Purchased Asset, Omitted Asset or other funds shall hold such asset in trust for the Buyer or its Affiliate.

(b) If at any time or from time to time after the Closing Date, the Buyer shall receive, become vested in, or otherwise possess any Business Excluded Asset, the Buyer shall promptly transfer, or cause to be transferred, such Business Excluded Asset to the Seller so entitled thereto for no additional consideration. Without limitation of the foregoing, in the event Buyer or its Affiliates receive or collect any Accounts Receivable or other funds (to the extent such Accounts Receivable or other funds are Business Excluded Assets) payable in respect of the Sellers’ or 3D Korea’s operation of the Business prior to the Closing Date, then in each case, the Buyer shall promptly notify the Sellers in writing and transfer, or cause to be transferred, such Business Excluded Asset, Accounts Receivable or other funds to the Sellers or their designated Affiliate for no consideration. Prior to any such transfer, the Buyer or its applicable Affiliate receiving or possessing such Business Excluded Asset, Accounts Receivable or other funds shall hold such asset in trust for such Seller or its Affiliate.

ARTICLE III

CLOSING AND CLOSING DELIVERIES

Section 3.01 Closing. The closing of the Transactions (the “Closing”) shall occur on (a) the third (3rd) Business Day following the satisfaction or waiver (by the Party entitled to the benefit thereof) of the conditions precedent set forth in ARTICLE VIII and ARTICLE IX (other than conditions that by their terms are to be satisfied at Closing but subject to satisfaction of such conditions), or (b) such other date as the Parties may mutually agree in writing, and shall take place through the delivery and electronic exchange by email among the Parties of all documents and deliverables required to consummate the Closing (unless a specific jurisdiction requires alternative arrangements for a consummation of a transaction under a Bill of Sale). Solely for accounting purposes, unless otherwise expressly provided in this Agreement, the Closing will be deemed to have occurred as of the Measurement Time.

Section 3.02 Deliveries to be Made Prior to the Closing Date. At least three (3) Business Days prior to the Closing Date, the Sellers shall deliver (or cause to be delivered) to the Buyer the following:

(a) each Seller’s bank account information and wire instructions for payment of each Seller’s Pro Rata Share of the Closing US Purchase Price;

(b) a properly completed and duly executed IRS Form W-9 from each Seller; and

(c) the Estimated Closing Statement.

Section 3.03 Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Buyer the following:

(a) an assignment and assumption agreement, substantially in the form of Exhibit C attached hereto (the “Assignment and Assumption Agreement”), duly executed by the Sellers, transferring the intangible assets included in the Purchased Assets (other than the Purchased Intellectual Property) to the Buyer and effecting the assignment to and assumption by the Buyer of the Assumed Liabilities;

(b) an assignment and assumption agreement, substantially in the form of Exhibit D attached hereto (the “IP Assignment Agreement”), duly executed by the Sellers, transferring the ownership of the Purchased Intellectual Property to the Buyer;

(c) a bill of sale conveying the Purchased Assets to the Buyer, substantially in the form of Exhibit E attached hereto (the “Bill of Sale”), duly executed by the applicable Seller, transferring the tangible personal property included in the Purchased Assets to the Buyer;

(d) a transition services agreement, substantially in the form of Exhibit F attached hereto (the “Transition Services Agreement”), duly executed by the Sellers, pursuant to which the Sellers and their Affiliates, as applicable, shall provide certain temporary services to the Buyer after the Closing on a transitional basis;

(e) a license agreement, substantially in the form of Exhibit G attached hereto (the

“License Agreement”), duly executed by the applicable Seller or its Affiliate, pursuant to which the Sellers shall, among other things, grant the Buyer the right to use the Intellectual Property described therein after the Closing;

(f) the assignment and assumption agreement, substantially in the form of Exhibit H attached hereto (the “Assignment and Assumption of Office Agreement”), duly executed by the applicable Seller, effecting the assignment to and assumption by the Buyer of the Assumed Lease described therein;

(g) a sublicense agreement, substantially in the form of Exhibit I attached hereto (the “Office Sublicense Agreement”), duly executed by the applicable Seller or its Affiliate, pursuant to which the Buyer shall grant to the applicable Seller or its designated Affiliate the right to use and occupy the Leased Real Property described therein;

(h) the certificate, dated as of the Closing Date, in accordance with Section 8.01(c);

(i) evidence in form and substance reasonably satisfactory to the Buyer that the Required Consents identified on Schedule 8.02 have been obtained;

(j) a certificate of good standing (or equivalent document) with respect to each Seller issued by the Secretary of State (or comparable Governmental Authority) of such entity’s jurisdiction of organization, dated as of a date not more than ten (10) Business Days prior to the Closing Date;

(k) a copy of the resolutions of each Seller’s and 3D Korea’s board of directors authorizing the execution and delivery of this Agreement and the other Transaction Documents to which such Seller or 3D Korea is a party, and the consummation of the Transactions; and

(l) such other documents and certificates as the Buyer may reasonably request.

Section 3.04 Closing Deliveries by the Buyer. At the Closing, the Buyer shall deliver, or cause to be delivered, the following:

(a) the Closing US Purchase Price to the Sellers by wire transfer of immediately available funds to the accounts designated in accordance with Section 3.02(a);

(b) the Assignment and Assumption Agreement, duly executed by the Buyer;

(c) the IP Assignment Agreement, duly executed by the Buyer;

(d) the Bill of Sale, duly executed by the Buyer;

(e) the Transition Services Agreement, duly executed by the Buyer;

(f) the License Agreement, duly executed by the Buyer;

(g) the Assignment and Assumption of Office Agreement, duly executed by the Buyer;

(h) the Office Sublicense Agreement, duly executed by the Buyer;

(i) the certificate, dated as of the Closing Date, in accordance with Section 9.01(c);

(j) a copy of the resolutions of the Buyer’s and Hexagon Korea’s board of directors or other governing body authorizing the execution and delivery of this Agreement and the other Transaction

Documents to which the Buyer or Hexagon Korea is a party, and the consummation of the Transactions; and

(k) such other documents and certificates as the Sellers may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedules, the Sellers, jointly and severally, hereby represent and warrant as of the Effective Date and as of the Closing Date to the Buyer as follows:

Section 4.01 Organization of Sellers. Each Seller is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. Each Seller is duly qualified, licensed or admitted to do business as a foreign corporation and is in good standing in every jurisdiction in which the operation of the Business or the ownership of the Purchased Assets requires it to be so qualified, licensed, admitted or in good standing, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Each Seller has all necessary power and authority to own, operate and lease the Purchased Assets and to carry on the Business as currently conducted by it.

Section 4.02 Authorization of Transactions by Sellers. Each Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is or, at the Closing, will be a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of the Transaction Documents by each Seller has been duly authorized and approved by all necessary action and does not require any further authorization or consent of any Seller. This Agreement has been, and at the Closing the Transaction Documents to be executed and delivered by each Seller will have been, duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute or will constitute, as the case may be, the legal, valid and binding obligations of such Seller, enforceable in accordance with their respective terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

Section 4.03 No Conflicts; Consents. Except (x) as set forth on Schedule 4.03, (y) for the Required Consents, or (z) as to which the failure to give or obtain would not, individually or in the aggregate, reasonably be expected to be material and adverse to a Seller, the Transactions, the Purchased Assets or the Business, no Consent, approval, Permit, Governmental Order or authorization of, or filing with, any Governmental Authority or other Person is required to be obtained or made by or on behalf of a Seller, or with respect to the Business in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions. Assuming the Required Consents are obtained, neither the execution and delivery by a Seller of the Transaction Documents, nor the consummation of the Transactions, do or will: (a) result in a violation or breach of any provisions of such Seller’s Governing Documents; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to a Seller, the Business or the Purchased Assets; or (c) except as set forth on Schedule 4.03, require any Consent, notice or other action by any Person under, conflict with, result in a breach or default of, or give rise to any right of any counterparty thereto to terminate, cancel, modify or accelerate, any Material Contract; except in the cases of clauses (b) and (c), where the violation or breach would not, individually or in the aggregate, reasonably be expected to be material and adverse to a Seller, the Business, the Purchased Assets or the consummation of the Transactions.

Section 4.04 Litigation. Except as set forth on Schedule 4.04, since January 1, 2021 (the “Lookback Date”), there has been no Action pending or, to the Sellers’ Knowledge, threatened by or against any Seller or 3D Korea with respect to the Business or the Business Purchased Assets. There are no outstanding Governmental Orders pending or threatened against any Seller or 3D Korea relating to or affecting the Business, nor have there been any such pending or threatened Governmental Orders since the Lookback Date. There is no Action pending or, to the Sellers’ Knowledge, threatened by, against or with respect to any Seller or 3D Korea with respect to the Business or the Business Purchased Assets, which, if adversely determined (a) would question the validity of, or the right of any Seller or 3D Korea to enter into, this Agreement or the Korean Purchase Agreement or to consummate the Transactions, (b) would delay, hinder or prevent the consummation of the Transactions by any Seller or 3D Korea, or (c) would have, individually or in the aggregate with all other such Actions, a Material Adverse Effect on the ability of any Seller or 3D Korea to perform its obligations under the Transaction Documents. There are no Actions pending or, to the Sellers’ Knowledge, threatened against or by any Seller or 3D Korea that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

Section 4.05 Brokers’ Fees. The Sellers and 3D Korea do not have any Liability or obligation (whether matured or unmatured) to pay any fees, commissions or other compensation to any broker, finder, investment banker, financial advisor, agent or other similar Person with respect to the Transactions.

Section 4.06 Financial Information.

(a) True and complete copies of the following financial statements (collectively, the “Financial Statements”) are attached hereto as Schedule 4.06(a)(1): (i) the net sales and unaudited combined balance sheet information of the Business as of and for the 2024 fiscal year through June 30, 2024 (the “Interim Financial Statements” and such date, the “Interim Financial Statements Date”), (ii) the unaudited balance sheet information of the Business related to the Foreign Assets as of December 31, 2022 and December 31, 2023 (such balance sheet as of December 31, 2023, the “Latest Korean Balance Sheet”), and (iii) the unaudited combined balance sheet information of the Business as of December 31, 2023, together with the combined statements of income for the 2022 and 2023 fiscal years. Each of the Financial Statements (including in all cases the notes thereto, if any) (A) has been derived from and is consistent with the books and records of the Sellers and 3D Korea (which books and records are correct and complete in all material respects), and, except as set forth in Schedule 4.06(a)(2), has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject to the absence of footnotes and, with respect to the Interim Financial Statements, normal year-end adjustments (none of which, if presented, would be material in the aggregate), and (B) accurately and fairly presents in all material respects the financial condition and results of operations of the Business as of the times and for the periods referred to therein. The Financial Statements are qualified by the fact that the Business has not operated as a separate, standalone legal entity within the Sellers and 3D Korea, and the Financial Statements do not fully reflect carve-out adjustments to account for the fact that the Business has not been operated as a separate, standalone legal entity and may not necessarily be indicative of the conditions that would have existed or the results of operations that would have been achieved if the Business had been operated as a separate, standalone legal entity.

(b) Except as set forth in Schedule 4.06(b), since December 31, 2023, the Business has been conducted in the Ordinary Course of Business and, without limiting the generality of the foregoing, as it relates to the Business, each Seller and 3D Korea has (i) not accelerated the collection of receivables in material deviation from the normal collection policy of such Seller or 3D Korea; (ii) not cancelled, discounted, returned or waived any material right, contingent or otherwise, including any Accounts Receivable, unbilled services delivered, advances paid or any similar asset outside of the Ordinary Course of Business; (iii) not deferred, delayed, postponed or cancelled the payment of payables, expenditures or other Liability in anticipation of the Transactions; (iv) not accelerated the recognition of revenue or collection of accounts, or deferred incurring costs or expenditures in anticipation of the Transactions or otherwise outside of the Ordinary Course of Business; and (v) maintained billing and collection processes consistent with the Ordinary Course of Business.

(c) Except as set forth on Schedule 4.06(c), there is no outstanding Indebtedness of the Sellers and 3D Korea with respect to the Business Purchased Assets or the Business.

(d) Except as set forth in Schedule 4.06(d), the Sellers and 3D Korea maintain a system of internal accounting controls over financial reporting that is designed to provide reasonable assurances in all material respects regarding the reliability of financial reporting and the preparation of the Financial Statements, and the Sellers with respect to the Business do not engage in or maintain any off-the-books accounts or transactions.

(e) All of the Business’ revenue from the maintenance of Business products reflected in the combined income statement for the 2023 fiscal year attached hereto as part of Schedule 4.06(a)(1) was derived pursuant to Contracts that are Assumed Contracts, other than Contracts that have expired by their terms, or have otherwise been terminated, in the Ordinary Course of Business since December 31, 2023.

Section 4.07 Absence of Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.07, since the Interim Financial Statements Date, each Seller and 3D Korea has operated the Business in the Ordinary Course of Business in all material respects and, with respect to the Business or the Business Purchased Assets, has not:

(a) experienced any Event that has had or could reasonably be expected to have a Material Adverse Effect;

(b) sold, licensed, leased, transferred or assigned any of the Business Purchased Assets, except for the sale of inventory in the Ordinary Course of Business and except for any obsolete Business Purchased Assets having an aggregate value of less than $150,000 that are concurrently replaced or are no longer necessary for the continued operation of the Business;

(c) entered into, modified, amended or supplemented any Contract (or series of related Contracts) either outside the Ordinary Course of Business, involving more than $150,000 or that would constitute a Material Contract if entered into, modified, amended or supplemented prior to the Effective Date;

(d) imposed or suffered to exist any Lien upon any of the Business Purchased Assets, except for Permitted Liens;

(e) incurred any Indebtedness for borrowed money in connection with the Business in an aggregate amount exceeding $250,000, except Liabilities incurred in the Ordinary Course of Business;

(f) cancelled any debts, claims or amendments, or terminated or waived any rights relating to the Business Purchased Assets, in each case other than in the Ordinary Course of Business;

(g) made any capital expenditures or commitments therefor in an aggregate amount exceeding $100,000 which would constitute a Business Assumed Liability;

(h) experienced any material damage, destruction or loss (whether or not covered by insurance) to any Business Purchased Assets that constitute real or personal property or equipment;

(i) increased the base compensation of any Specified Employees, other than as provided for in any written agreements made available to the Buyer, or in the Ordinary Course of Business with respect to annual cost of living, merit or performance-based increases of no more than five percent (5%);

(j) negotiated, modified, extended or entered into any collective bargaining agreement or other Contracts with any labor union, labor organization or labor association, other than in the Ordinary Course of Business or as required by applicable Law;

(k) other than in the Ordinary Course of Business or as required by applicable Law, with respect to any Specified Employees, (i) established, adopted, entered into, amended, modified or terminated any Employee Benefit Plan (or any arrangement that would be an Employee Benefit Plan if in effect on the Effective Date) or other bonus, profit-sharing, incentive, severance or other plan, Contract or commitment for the benefit of any of its members, managers, officers, employees, consultants or representatives or (ii) taken any action to accelerate the time of payment, vesting or funding of any compensation or benefits due under any Employee Benefit Plan;

(l) (i) sold, assigned, transferred, granted any license or sublicense of, or otherwise disclosed or made available, or otherwise disposed of any rights under or with respect to, any Purchased Intellectual Property; (ii) abandoned, failed to maintain or suffered any loss or expiration of any Purchased Intellectual Property (other than patents expiring at the end of their statutory terms); (iii) purchased or licensed any Intellectual Property or entered into, modified or amended any agreement with respect to the Intellectual Property of any Person; or (iv) changed pricing or royalties set or charged by the Business to its customers or end-user licensees or in pricing or royalties set or charged by Persons who license Intellectual Property to the Sellers or 3D Korea with respect to the Business;

(m) changed any annual accounting period or made any material change in any of its methods of accounting or in any accounting policy, except as may be required by Law or GAAP;

(n) (i) made, changed or rescinded any Tax election (other than on a Tax Return filed in the Ordinary Course of Business), (ii) changed any method of accounting for Tax purposes, (iii) filed any amended Tax Return, (iv) settled any claim for any amount of Taxes or assessments relating to it, or (v) requested any ruling or similar guidance with respect to Taxes;

(o) terminated or modified in any material respect its relationship with any Material Customer or Material Supplier;

(p) settled or compromised any Action with a monetary value in excess of $250,000;

(q) hired or terminated (without cause) any officer, executive or employee with annual compensation exceeding $150,000;

(r) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law;

(s) (i) acquired or agreed to acquire, or merged or consolidated with, by purchasing any equity interests in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person; (ii) entered into any joint venture, partnership or other profit-sharing or Liabilities sharing agreement; (iii) made or committed to make any investments in or made any loans to any other Person; or (iv) entered into any new line of business, in each case, with respect to the Business; or

(t) authorized or entered into any Contract to do any of the foregoing.

Section 4.08 Absence of Undisclosed Liabilities. Each Seller and 3D Korea has no material Liability, contingent or otherwise with respect to the Business except for (a) Liabilities set forth on Schedule 4.08; (b) Liabilities expressly reflected or reserved against on the Interim Financial Statements; (c) Liabilities incurred in the Ordinary Course of Business since the date of the Interim Financial Statements; or (d) Liabilities for fees and expenses incurred in connection with the Transactions and the Transaction Documents and included in Seller Transaction Expenses.

Section 4.09 Legal Compliance; Permits.

(a) Except as set forth on Schedule 4.09(a), the Sellers and 3D Korea have not received any communication from a Governmental Authority that alleges that such party is not in compliance with any Law applicable to the conduct of the Business or the Business Purchased Assets. Except as set forth on Schedule 4.09(a), each Seller and 3D Korea is and since the Lookback Date has been in compliance in all material respects with all applicable Laws with respect to the Business or the Business Purchased Assets in all jurisdictions in which the Business operates.

(b) Except as set forth on Schedule 4.09(b), there is, and since the Lookback Date, there has been, no pending or, to the Sellers’ Knowledge, threatened Action against, or investigation by a Governmental Authority of, any of the Sellers or 3D Korea with respect to the Business or Business Purchased Assets. Except as set forth on Schedule 4.09(b), the Sellers and 3D Korea have not made any voluntary or involuntary disclosures to any Governmental Authority, in each case in connection with an actual or alleged violation by or relating to the Business of any International Trade Laws and Sanctions. The Business is operated, and except as set forth on Schedule 4.09(b), at all times since the Lookback Date has been operated, in compliance in all material respects with all International Trade Laws and Sanctions relating to the Business.

(c) Neither Sellers or 3D Korea, nor any of their respective directors, officers or managers, and to the Sellers’ Knowledge, none of their employees or other representatives, of or with respect to the Business, has directly or indirectly in violation of any applicable Law (including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) and to the extent applicable (i) made any unlawful contributions, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services to (A) obtain favorable treatment in securing business, (B) pay for favorable treatment for business secured, or (C) obtain special concessions already obtained, for or in respect of the Business, (ii) made any unlawful offer of payment of anything of value to foreign government officials or employees of a foreign political party or candidates for foreign political office, (iii) violated any applicable anti-terrorism law or regulation, (iv) established or maintained any fund or asset that has not been recorded in the books and records of the Business for the purposes of taking any of the actions in clauses (i) through (iii) above, or (v) taken any action which would cause any Seller or 3D Korea with respect to the Business to be in violation of the FCPA or any other applicable Law of similar effect.

(d) Each Seller and 3D Korea possesses all material certificates, licenses, permits, authorizations, registrations and similar qualifications or approvals made or issued pursuant to or under, or required by, Laws applicable to such party (“Permits”) to own, lease, license and operate the Business Purchased Assets and to conduct the Business. All such Permits are valid and in full force and effect. Except as set forth on Schedule 4.09(d), no written, or to the Sellers’ Knowledge, other notice of cancellation, default or material dispute concerning any Permit has been received by a Seller or 3D Korea.

Section 4.10 Title to Properties. Except as set forth on Schedule 4.10, the Sellers and 3DS

Korea are in possession of and own, and will convey to the Buyer and Hexagon Korea at the Closing, good, valid and marketable title to, or a valid and enforceable leasehold interest or license or sublicense in, the Business Purchased Assets, free and clear of all Liens (other than Permitted Liens). The Business Purchased Assets, together with the services to be provided by the Sellers and their Affiliates, as applicable, pursuant to the Transition Services Agreement and the License Agreement, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing. Upon the sale, conveyance, transfer, assignment and delivery of the Business Purchased Assets in accordance with this Agreement and the Korean Purchase Agreement, the Buyer and Hexagon Korea will acquire good and valid title to, a valid license to, or a valid leasehold interest in, all the Business Purchased Assets, free and clear of any Liens (other than Permitted Liens). All material items of tangible personal property included within the Business Purchased Assets are in good operating condition and repair (reasonable wear and tear excepted) and are suitable and adequate for the purposes for which they are currently being used.

Section 4.11 Real Property.

(a) The Sellers and 3D Korea do not own any real property in connection with their operation of the Business. Schedule 4.11 lists the Assumed Lease and the real property (or portion thereof) leased, subleased, licensed or sublicensed to a Seller or 3D Korea pursuant thereto (the “Leased Real Property”) (including the address, date and names of the parties to such Lease), which constitutes all of the real property that is leased, occupied or used primarily for the operation of the Business. The Sellers have delivered to the Buyer a correct and complete copy of the Assumed Lease set forth on Schedule 4.11. With respect to the Assumed Lease set forth on Schedule 4.11:

(i) such Assumed Lease is a legal, valid, binding and enforceable agreement of the applicable Seller or 3D Korea and, to the Sellers’ Knowledge, of the other parties thereto, and is in full force and effect (but no representation is made as to whether any such Assumed Lease creates or grants a leasehold, subleasehold or other real property interest in any Leased Real Property);

(ii) the applicable Seller or 3D Korea is not and, to the Sellers’ Knowledge, no other party to any such Assumed Lease is, in breach or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default; and

(iii) the applicable Seller or 3D Korea has not subleased, sublicensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof (but no representation is made with respect to (A) any work-sharing, co-working or other similar arrangements expressly permitted or contemplated by the terms of the Assumed Lease, or (B) rights reserved unto the counterparty to any such Assumed Lease).

(b) The Sellers and 3D Korea have not received any written or, to the Sellers’ Knowledge, other notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters, which would in any case reasonably be expected to materially and adversely affect the ability to occupy the Leased Real Property and operate the Business conducted thereon as currently operated.

Section 4.12 Tax Matters.

(a) In each case with respect to the Business or the Business Purchased Assets: (i) all material Tax Returns required to have been duly filed have been filed prior to the due date for such Tax Returns (taking into account any valid extensions), and each such Tax Return is true, correct and accurate in all material respects and prepared in substantial compliance with applicable Laws; (ii) all material Taxes payable have been paid whether or not shown on any Tax Return; and (iii) (A) each Seller and 3D Korea has timely withheld and paid to the appropriate Taxing Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any member, employee, creditor, independent contractor or other third Person and (B) each Seller and 3D Korea has in all material respects complied with any information reporting requirement in connection with such payments. There are no Liens on any Business Purchased Assets other than Permitted Liens. No Seller or 3D Korea is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns granted automatically on request.

(b) No Seller or 3D Korea (i) has any Liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or non-U.S. Law, as a transferee or successor, by Contract or otherwise (other than any Contract or arrangement entered into in the Ordinary Course of Business and the primary purpose of which is not Taxes) and (ii) is party to any Tax allocation or sharing agreement (other than any Contract or arrangement entered into in the Ordinary Course of Business and the primary purpose of which is not Taxes).

(c) In each case with respect to the Business or the Business Purchased Assets, (i) all deficiencies asserted as a result of any examination of a Tax Return of a Seller or 3D Korea have been paid in full, accrued on the books of such party or finally settled and (ii) no claims have been asserted in writing and no proposals or deficiencies for any Taxes of a Seller or 3D Korea are being asserted, proposed or threatened in writing, and no audit or investigation of any Tax Return of a Seller or 3D Korea is currently underway, pending or threatened in writing. Within the last three (3) years, no written claim has been made by a Taxing Authority in a jurisdiction where a Seller or 3D Korea does not file Tax Returns with respect to the Business or the Business Purchased Assets that a Seller or 3D Korea is or may be subject to taxation by that jurisdiction. No Seller or 3D Korea has been a party to or participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) and no Seller or 3D Korea has received or requested any letter ruling from any Taxing Authority regarding any Taxes or entered into any “closing agreement” within the meaning of Section 7121 of the Code (or applicable or analogous state Law) with any Taxing Authority that would be binding on the Buyer after the Closing.

Section 4.13 Intellectual Property.

(a) Schedule 4.13(a) sets forth a complete and correct list of all of the following Intellectual Property owned or purported to be owned by any Seller, 3D Korea or Affiliate thereof that is used or held for use primarily in connection with the Business: (i) patents and pending patent applications; (ii) the Business Name, trademark/service mark registrations and pending trademark/service mark applications, and the material unregistered trademarks and material unregistered service marks used in the Business, the material trade names and corporate names used in the Business, and internet domain name registrations, including where applicable the jurisdictions, both domestic and foreign, in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance or registration has been filed; (iii) copyrights and pending copyright applications; and (iv) Software (collectively, the “Business Intellectual Property”). Each Seller or 3D Korea owns and possesses all right, title and interest in and to all of the Business Intellectual Property set forth on Schedule 4.13(a), and the Purchased Intellectual Property, and otherwise holds a valid and enforceable right to use all other Intellectual Property used in connection with or otherwise necessary for the operation of the Business (in each case, free and clear of all Liens other than Permitted Liens and non-exclusive licenses of the Business Intellectual Property granted to customers or end-user licensees in the Ordinary Course of Business). All Business Intellectual Property disclosed on Schedule 4.13(a) is valid and subsisting.

(b) Each Seller or 3D Korea has taken commercially reasonable measures to protect the confidentiality of its Purchased Intellectual property consisting of trade secrets (as defined under applicable Law) and other Purchased Intellectual Property of a confidential nature. The Purchased

Intellectual Property includes all of the Business Intellectual Property. The Purchased Intellectual Property and the rights granted under the License Agreement and the Intellectual Property Agreements are all the Intellectual Property necessary for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing (excluding Open Source Software and shrink-wrap, click-wrap or other similar agreements for commercially available off-the-shelf Software).

(c) Schedule 4.13(c) sets forth all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts by or through which other Persons grant a Seller or 3D Korea any exclusive or non-exclusive license or ownership rights or interests in or to any third party Intellectual Property that is used or held for use primarily in the Business, or by or through which a Seller or 3D Korea grants any other Persons any exclusive or non-exclusive license or ownership rights or interests in or to any Business Intellectual Property (the “Intellectual Property Agreements”), in each case, that are material to the conduct of the Business (excluding Open Source Software and shrink-wrap, click-wrap or other similar agreements for commercially available off-the-shelf Software). Except as set forth in Schedule 4.13(c), the Sellers and 3D Korea have the valid and enforceable right to use all the Intellectual Property licensed to the Sellers or 3D Korea, as applicable, under the Intellectual Property Agreements. Except as set forth in Schedule 4.13(c), neither the Sellers or 3D Korea nor, to the Knowledge of Seller, any other party thereto is, or is alleged to be, in material breach of, or default under, or has provided or received any notice of such breach of or default under any Intellectual Property Agreement. To the Knowledge of the Sellers, to the extent that any work, invention or material included in the Purchased Intellectual Property has been developed or created by an employee of, or a consultant, contractor or other Person for, the Sellers or their Affiliates in connection with the Business, (i) such employee created such work within the scope of his or her employment for such Seller or Affiliate, and (ii) such Seller or Affiliate has a written agreement with such employee, consultant, contractor or other Person with respect thereto and thereby has obtained ownership of, and is the exclusive owner of, all Intellectual Property in such work, material or invention by operation of Law or by valid assignment.

(d) The Business as currently conducted, including the Intellectual Property not included in the Business Purchased Assets that will be licensed to the Buyer under the License Agreement, does not violate, infringe or misappropriate the Intellectual Property of any other Person. To the Sellers’ Knowledge, except as set forth on Schedule 4.13(d), no Person is violating, infringing or misappropriating any Purchased Intellectual Property. Except as set forth on Schedule 4.13(d), the Sellers and 3D Korea have not received any written or, to the Sellers’ Knowledge, other notice of (i) any actual, alleged or threatened violation, infringement or misappropriation by a Seller or 3D Korea of the Intellectual Property of any other Person related to the Purchased Intellectual Property or other Business Purchased Assets, and (ii) a Person challenging the ownership, use, validity, or enforceability of any Purchased Intellectual Property. The Sellers and 3D Korea are not aware of any facts or circumstances that could reasonably be expected to give rise to any claims that the Business, the Business Purchased Assets or the Purchased Intellectual Property violate, infringe or misappropriate the Intellectual Property rights of any Person. Neither the Sellers nor 3D Korea is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Purchased Intellectual Property or the products and services of the Business.

(e) Except as set forth on Schedule 4.13(e), neither the execution, delivery, or performance of this Agreement, nor the consummation of the Transactions, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the Consent of any other Person in respect of, the Buyer’s right to own or use any Business Intellectual Property or utilize any Intellectual Property Agreement in the conduct of the Business as currently conducted. The Sellers have provided Buyer with true and complete copies of all Intellectual Property Agreements, including all modifications, amendments and supplements thereto.

(f) Except as set forth on Schedule 4.13(f), the Sellers and 3D Korea are not a party to any source code escrow agreements relating to the Business Purchased Assets. The Sellers’ and 3D Korea’s use of any Open Source Software in the Business is in accordance with the terms of the governing license. Except as set forth on Schedule 4.13(f), the manner in which any Open Source Software used in the Business is incorporated into, linked to or called by, used, or otherwise combined or distributed with any product or other Intellectual Property of the Business does not and has not, according to the terms of the governing license: (i) obligate any Seller or 3D Korea to disclose or make available any portion of the source code in the Purchased Intellectual Property to any third party, or (ii) create obligations for any Seller or 3D Korea to grant, or purport to grant, to any third party any rights or immunities under or in connection with any Purchased Intellectual Property.

(g) No Software proprietary to the Sellers or 3D Korea and primarily used in the Business, including any Software that will be licensed to the Buyer pursuant to the License Agreement, or to the Sellers’ Knowledge, Software licensed from any other Person, contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or are capable of performing, any of the following functions: materially disrupting or adversely affecting the operation of (except as disclosed in their documentation), or enabling or assisting any Person to access without authorization, the Business’ information systems or a third party computer system or network.

(h) No Person has alleged that any Seller or 3D Korea has improperly used or disclosed any confidential or proprietary information used by the Business, or is otherwise in material breach of any contractual obligation to maintain the security of any confidential or proprietary information of or used by the Business.

(i) No funding, facilities or personnel of any Governmental Authority were used to develop or create, in whole or in part, any Purchased Intellectual Property. Other than sales made in the Ordinary Course of Business for commercial off-the-shelf software or for maintenance of the same, no Governmental Authority has any rights, ownership rights or license to any Purchased Intellectual Property or any Software proprietary to the Sellers that is used primarily in the Business.

(j) The Business: (i) is, and since the Lookback Date has been, in compliance in all material respects with all applicable Data Security Requirements; and (ii) has commercially reasonable security measures and policies in place to protect all personally identifiable data and other confidential information and trade secrets stored, accessed or otherwise processed by the Business from unauthorized access, use or disclosure. Since the Lookback Date, to the Sellers’ Knowledge, there has not been any material breach of security, phishing incident, ransomware or malware attack or other incident in which confidential or sensitive information, payment card data, personally identifiable data or other protected information relating to individuals that was in the possession or control of the Sellers or 3D Korea with respect to the Business was accessed, disclosed or exfiltrated in an unauthorized manner (collectively, a “Security Incident”). Since the Lookback Date, the Sellers and 3D Korea have not received any written notices or complaints from any Person or been the subject of any Action or allegation from any Governmental Authority with respect to a Security Incident or with respect to a violation of Data Security Requirements.

Section 4.14 Material Contracts.

(a) Schedule 4.14(a) sets forth each of the following Contracts (x) by which any of the Business Purchased Assets are bound or affected or (y) to which a Seller or 3D Korea is a party or by which it is bound primarily in connection with the Business or the Business Purchased Assets, in each case to the extent such Contract is not an Excluded Asset (together with all Leases listed in Schedule 4.11 and all

Intellectual Property Agreements listed or required to be listed in Schedule 4.13(c), collectively, the “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $150,000 or requiring performance by any party more than one (1) year from the Effective Date, which cannot be cancelled without penalty or without more than ninety (90) days’ notice;

(ii) all Contracts with respect to the Business (A) for the employment or engagement of any director, officer or Specified Employee on a full-time, part-time, consulting or other basis (but excluding any offer letters providing for at-will employment), or (B) providing severance, retention, change in control or other similar benefits or termination payments (including any Employee Payments) to any officer, director or Specified Employee;

(iii) all collective bargaining agreements or other Contracts with any labor union, organization or association with respect to the Specified Employees;

(iv) all Contracts between or among a Seller or 3D Korea, on the one hand, and any Affiliate, equityholder, member, partner, officer, director or manager of a Seller or 3D Korea, on the other hand (but excluding any offer letters providing for at-will employment or other employment agreements set forth on Schedule 4.15(a));

(v) all Contracts relating to Indebtedness or otherwise placing a Lien (other than Permitted Liens) on any Business Purchased Asset;

(vi) all Contracts related to the assignment, development, licensing, reselling, maintenance, use or ownership of Purchased Intellectual Property or otherwise affecting a Seller’s or 3D Korea’s ability to use, enforce, sell, resell, license, maintain or disclose any Purchased Intellectual Property;

(vii) any settlement Contracts under which a Seller or 3D Korea has outstanding obligations in excess of $150,000 with respect to the Business;

(viii) any Contract with a Material Customer or Material Supplier consisting of a “global” or “master” relationship contract; provided, that any such Contracts with respect to sales made in the Ordinary Course of Business for commercial off-the-shelf software or for maintenance of the same shall be deemed to be Material Contracts for all purposes hereunder, but shall not be required to be listed or set forth on Schedule 4.14(a) or provided to the Buyer pursuant to Section 4.14(c);

(ix) all Contracts with any dealer, broker or finder;

(x) all Contracts with any distributor or reseller involving aggregate revenue in excess of $150,000 for fiscal year 2023 or expected to involve aggregate revenue in excess of $150,000 for fiscal year 2024;

(xi) all Contracts, directly or indirectly (including subcontractor arrangements), with or for the benefit of any Governmental Authority, other than sales made in the Ordinary Course of Business for commercial off-the-shelf software or for maintenance of the same;

(xii) any Contract containing an obligation of a Seller or 3D Korea to sell, transfer or otherwise grant an interest to another Person in any Business Purchased Asset, including any “right of first refusal,” “right of first offer,” “put or call right”, or other preferential purchase or sale right;

(xiii) any Contract that provides for commissions, rebates or other similar payments to any Person based on sales, purchases or profits, other than direct payments for goods (including co-marketing funds or credits); and

(xiv) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of a Seller or 3D Korea to engage in any business activity (including any Contracts with exclusivity provisions, minimum purchase provisions, “most favored nation” provisions or other similar restrictive provisions) or compete with any Person, operate anywhere in the world, or solicit business or employees from any Person.

(b) Each Material Contract set forth or required to be set forth on Schedule 4.14(a) is in full force and effect and is a legal, valid and binding obligation of the applicable Seller(s) or 3D Korea (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles) and, to the Sellers’ Knowledge, of the other parties thereto. Except as specifically set forth on Schedule 4.14(b), (i) no Seller or 3D Korea, or, to the Sellers’ Knowledge, other party thereto, is in material breach of, or default under, or is alleged to be in material breach of, or default under, any Material Contract, and (ii) neither the Sellers nor 3D Korea has received, or provided, written or, to the Sellers’ Knowledge, other notice of any such material breach or default or any exercise of any termination, cancellation or amendment right (including by non-renewal) or force majeure thereunder.

(c) The Sellers have provided the Buyer with a correct and complete copy of each Contract set forth on Schedule 4.14(a), together with all amendments, waivers or other changes thereto, to the extent such Contract is in the Sellers’ or their Affiliates’ possession or reasonable control and such Contract is not an Excluded Asset.

(d) Schedule 4.14(d) sets forth each Contract that would otherwise be a Material Contract but for the fact that such Contract is an Excluded Asset.

(e) Schedule 4.14(e) sets forth the Sellers’ and their Affiliates’ standard forms of (i) reseller, distributor, enabling and partner Contract related to the resale of Business products, and (ii) terms and conditions related to the maintenance and support of Business products for the benefit of end-user customers and end-user licensees.

Section 4.15 Employee Matters.

(a) Schedule 4.15(a) contains a list of the Specified Employees, together with such Person’s (i) job title, (ii) annual base salary or hourly wage rate (as applicable), (iii) Fair Labor Standards Act exempt or non-exempt classification (with respect to employees located in the U.S.), (iv) work location, (v) employing entity, (vi) full-time or part-time status, (vii) leave of absence status (if applicable), including expected return to work date, if known, and (viii) whether on a work visa (with sponsoring entity).

(b) Except as set forth on Schedule 4.15(b), with respect to the Specified Employees, the Sellers and 3D Korea are, and at all times since the Lookback Date have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, including relating to hiring, discharge or terms and conditions of employment, wages and hours (including minimum wage, overtime, commissions, bonuses and record-keeping), discrimination or harassment, civil rights, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees or non-exempt employees under applicable Laws), disability rights or benefits, equal employment opportunity, plant closures and layoffs, affirmative action, employee leaves of absence, labor relations, immigration, occupational safety and health, and workers’

compensation. There are no Actions against the Sellers or 3D Korea pending, or, to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any Specified Employee.

(c) There are no pending or, to the Sellers’ Knowledge, threatened, material labor disputes or grievances, labor-related arbitrations, or any unfair labor practice charges, strikes, lockouts, picketing, hand billing, work stoppages or slowdowns against or affecting any Seller or 3D Korea with respect to the Specified Employees, and there have been no such Actions since the Lookback Date.

(d) Except as set forth on Schedule 4.15(d), with respect to the Specified Employees, the Sellers and 3D Korea are neither party to, nor bound by, any collective bargaining agreements or other Contracts with any labor union, and no Specified Employees are represented by any labor union, works council or other labor organization with respect to their employment with the Sellers or 3D Korea, as applicable. To the Sellers’ Knowledge, with respect to the Specified Employees, no union organizing or decertification efforts are underway or threatened in writing and no such efforts have occurred since the Lookback Date.

(e) Schedule 4.15(e) sets forth a list of all natural persons the Sellers and 3D Korea engage as independent contractors with respect to the Business, and, for each, such person’s (i) rates of compensation; (ii) dates of engagement; (iii) description of services; (iv) location, including city and state, and whether remote or at the Sellers’ or 3D Korea’s worksite; and (v) whether they provided services through a sole proprietorship or business entity. All Persons that the Sellers and 3D Korea currently engage as independent contractors with respect to the Business qualify as independent contractors and not as employees under applicable Law.

Section 4.16 Employee Benefits.

(a) Schedule 4.16(a) contains an accurate and complete list of each Employee Benefit Plan. The Sellers have made available to the Buyer true and complete copies of each Employee Benefit Plan set forth or required to be set forth on Schedule 4.16(a).

(b) No Seller nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability under or with respect to (i) any “defined benefit plan” as defined in section 3(35) of ERISA or any other plan that is or was subject to the funding requirements of section 412 of the Code or section 302 or Title IV of ERISA or similar legislation outside the USA, (ii) any “multiemployer plan” as defined in section 3(37) of ERISA or similar legislation outside the USA, (iii) any benefit plan, program or arrangement that provides for post termination or post-ownership medical, life insurance or other welfare benefits (other than health continuation coverage required by COBRA for which the covered individual pays the full cost of coverage), or (iv) any multiple employer plan as defined in 29 C.F.R. § 2530.210(c)(3) or any multiple employer welfare arrangement as defined in section 3(40) of ERISA or similar legislation outside the USA. No Seller has entered into any arrangement that imposes an obligation to provide a “gross-up,” indemnity payment or otherwise to compensate any service provider of the Business with respect to any additional Taxes or interest imposed pursuant to Sections 409A or 4999 of the Code. 3D Korea does not maintain, sponsor, contribute to, have any obligation to contribute to, or have any Liability under or with respect to any benefit plan, program or arrangement that provides for post-termination or post-ownership medical, life insurance or other welfare benefits.

(c) With respect to each Employee Benefit Plan of the Sellers and 3D Korea, all payments, premiums, contributions, reimbursements and accruals for all periods ending prior to or as of the Closing Date shall have been timely made or properly accrued on the Interim Financial Statements or on the books and records of the Sellers and 3D Korea made available to the Buyer, and there is no unfunded

Liability which is not reflected on the Interim Financial Statements or on the books and records of the Sellers and 3D Korea made available to the Buyer.

(d) Each Employee Benefit Plan of the Sellers has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance with each applicable collective bargaining agreement, Contract with any labor union, organization or association, and all applicable Laws, including ERISA and the Code solely with respect to the Employee Benefit Plans of the Sellers.

(e) Each Employee Benefit Plan of the Sellers which is intended to be a qualified plan within the meaning of section 401(a) of the Code is so qualified, and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Employee Benefit Plan. The plan sponsor of each such Employee Benefit Plan is entitled to rely on an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan’s qualified status under the Code or utilizes a prototype or volume submitter plan that is the subject of a current, unrevoked favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan and upon which the plan sponsor and such Employee Benefit Plan are entitled, under applicable IRS guidance, to rely. The Sellers have provided to the Buyer a current, true and complete copy of any such determination or opinion letter.

(f) The Transactions will not (i) cause the acceleration of vesting in, or funding or payment of, any amounts or benefits under any Employee Benefit Plan of the Sellers or 3D Korea and will not otherwise accelerate or increase any Liability or obligation under any Employee Benefit Plan of the Sellers or 3D Korea, (ii) increase the amount of compensation or benefits payable under any Employee Benefit Plan of the Sellers or 3D Korea, (iii) result in the limitation or restriction in the right of a Seller or 3D Korea to merge, amend or terminate any Employee Benefit Plan, (iv) result in the forgiveness of any loan or Indebtedness owed to a Seller or 3D Korea by any current or former employee or consultant or (v) result in payments that would not reasonably be expected to be deductible under all applicable Laws, including Section 280G of the Code solely with respect to the Employee Benefit Plans of the Sellers.

Section 4.17 Environmental Laws. Except as set forth on Schedule 4.17:

(a) The Business, the Business Purchased Assets and each Seller and 3D Korea with respect to the Business Purchased Assets or the Business are in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with all Permits that are required for the occupation of its facilities and the operation of the Business in material compliance with all Environmental Laws.

(b) No Action has been filed or commenced against or with respect to the Business, the Business Purchased Assets or any Seller or 3D Korea with respect to the Business or the Business Purchased Assets that remains pending, and no written or, to the Sellers’ Knowledge, notice has been received by any Seller or 3D Korea with respect to the Business or the Business Purchased Assets, in each case alleging any violation of or Liability under any Environmental Laws.

(c) There has been no release of Hazardous Materials with respect to the Business or the Business Purchased Assets, and the Sellers and 3D Korea have not received any notice that the Business or any of the Business Purchased Assets has been contaminated with any Hazardous Material, in each case, which would reasonably be expected to result in an any Governmental Order, Action, suit, claim, investigation or other legal proceeding against the Sellers or 3D Korea, material Liability or a violation of Environmental Law or term of any environmental Permit by the Sellers or 3D Korea.

(d) The Sellers have delivered to the Buyer all environmental assessments, audits and reports and all other material environmental documents relating to the Business Purchased Assets or the Business in their possession or reasonable control.

Section 4.18 Customers and Vendors.

(a) Schedule 4.18(a) contains a true, correct and complete list of the top ten (10) direct customers, and the top ten (10) reseller partners or distributors (OEM and non-OEM), of the Business by annual revenue for each of the calendar years ending December 31, 2022 and December 31, 2023 and the six (6)-month period ending June 30, 2024 (“Material Customers”), showing the approximate total revenue applicable to each such Material Customer during each such period. Except as set forth on Schedule 4.18(a), (i) all Material Customers continue to be customers, reseller partners or distributors, as applicable, of the Business, (ii) no Material Customer has materially reduced (outside the Ordinary Course of Business), suspended, canceled or otherwise terminated its business or relationship with the Business, (iii) no Seller or 3D Korea, with respect to the Business, is involved in any material claim, dispute, controversy or other Action with any Material Customer outside the Ordinary Course of Business, and (iv) no Seller or 3D Korea, with respect to the Business, is involved in any claim, dispute, controversy or other Action with any of its other direct customers, end-user licensees, reseller partners or distributors that, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect. As of the Effective Date, no Seller or 3D Korea has received written or, to the Sellers’ Knowledge, other notice from any Material Customer notifying such Seller or 3D Korea that such Material Customer intends to materially modify, reduce, suspend, cancel or otherwise terminate its business or relationship with the Business as a result of the Transactions and the transfer of or change in ownership of the Business occurring in connection therewith or otherwise.

(b) Schedule 4.18(b) contains a true, correct and complete list of the top four (4) material vendors of the Business including the amounts paid or payable for each of the calendar years ending December 31, 2022 and December 31, 2023 and the six (6)-month period ending June 30, 2024 (the “Material Suppliers”). Except as set forth on Schedule 4.18(b), (i) all Material Suppliers continue to be vendors of the Business, (ii) no Material Supplier has materially modified (outside the Ordinary Course of Business), suspended, canceled or otherwise terminated its business or relationship with the Business, (iii) no Seller or 3D Korea, with respect to the Business, is involved in any material claim, dispute, controversy or other Action with any Material Supplier outside the Ordinary Course of Business, and (iv) no Seller or 3D Korea, with respect to the Business, is involved in any claim, dispute, controversy or other Action with any of its other vendors or suppliers that, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect. As of the Effective Date, no Seller or 3D Korea has received written or, to the Sellers’ Knowledge, other notice from any Material Supplier notifying such Seller or 3D Korea that such Material Supplier intends to materially modify, reduce, suspend, cancel or otherwise terminate its business or relationship with the Business as a result of the Transactions and the transfer of or change in ownership of the Business occurring in connection therewith or otherwise.

(c) As of the Effective Date, no Seller or 3D Korea has received written or, to the Sellers’ Knowledge, other notice from any Person, that, following or otherwise as a result of the Transactions and the transfer of or change in ownership of the Business occurring in connection therewith, any third party hardware vendor that embeds, installs, incorporates or otherwise attaches the Business’ Software products into its hardware intends to materially reduce or otherwise discontinue embedding, installing, incorporating or otherwise attaching the Business’ Software products into its hardware outside the ordinary course of their business consistent in all material respects with past practice.

Section 4.19 Accounts Receivable. The Accounts Receivable reflected on the Latest Korean Balance Sheet and those that are included in the Foreign Assets (a) are, to the Sellers’ Knowledge,

collectible in the Ordinary Course of Business in amounts similar to amounts historically collected (net of contractual allowances and bad debt reserves established on the Latest Korean Balance Sheet as determined in accordance with the Accounting Principles), (b) represent legal, valid and binding obligations for services actually performed and goods actually provided by 3D Korea, enforceable in accordance with their terms, (c) are not the subject of any pending or threatened Action, and (d) have arisen only from bona fide sales transactions in the Ordinary Course of Business and are payable on 3D Korea’s customary payment terms. To the Sellers’ Knowledge, there are no contests, claims, counterclaims, rights of set off or other defenses with respect to the Accounts Receivable included in the Foreign Assets.

Section 4.20 Export Controls. Except as set forth on Schedule 4.20, since the Lookback Date, none of the Sellers or 3D Korea, nor any director (supervisory or management), officer or employee of a Seller or 3D Korea, is or has been (a) (i) listed on any publicly-available list of Sanctions or export-related restricted Persons, including those maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, Korea, Japan, the European Union, or any EU member state, (ii) organized or resident in any Sanctioned Territory, (iii) a Person fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by any such Person or Persons identified in clauses (i) or (ii), or (iv) otherwise subject to Sanctions in connection with the Business (clauses (i)-(iv) collectively, “Sanctioned Persons”); (b) engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Territory in violation of applicable Law; or (c) otherwise in violation of International Trade Laws and Sanctions in connection with the Business.

Section 4.21 Insurance. The Sellers and 3D Korea are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Sellers believe to be prudent and customary for companies engaged in the same or similar businesses to the Business, and all such insurance policies are legal, valid, binding and in full force and effect. To the Sellers’ Knowledge, there are no outstanding claims under such policies which are reasonably likely to exhaust the applicable limitation of liability of any such policy. Except as set forth on Schedule 4.21, there are no claims related to the Business or the Business Purchased Assets pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 4.22 Related Party Transactions. Except as set forth on Schedule 4.22, no current officer, manager, director or employee of any Seller or 3D Korea with respect to the Business, nor, to the Sellers’ Knowledge, any member of any such individual’s immediate family, (a) owns any material properties or assets used in the operation of the Business, or (b) to the Sellers’ Knowledge, is presently, or has been, a party to any transaction with a Seller or 3D Korea with respect to the Business, including any Contract or other arrangement (i) providing for the furnishing of services by or to the Business; (ii) providing for the rental of real or personal property from or to the Business; or (iii) otherwise requiring payments from or to any such individual or any Person in which any such individual has an interest as an owner, officer, director, manager, trustee or partner or in which such Person has any direct or indirect interest (in each case, other than transactions involving services or expenses as directors, officers, employees or equity holders of a Seller or 3D Korea in the Ordinary Course of Business). Except as set forth on Schedule 4.22, the Business Purchased Assets and the Business Assumed Liabilities do not include any Liability to make any payment or transfer any assets or benefits to, or any Contract with, any Seller or 3D Korea, or any Affiliate thereof.

Section 4.23 Products and Services.

(a) Except as set forth on Schedule 4.23(a), at all times since the Lookback Date, all products and services performed, sold, designed, developed, licensed, maintained, rendered and/or distributed by the Business have been in conformity in all material respects with all applicable contractual commitments of the Business, applicable Law and all express and implied warranties, and the Business has no material liability for reperformance or replacement thereof or other damages in connection therewith in excess of any warranty reserve established with respect thereto on the Interim Financial Statements.

(b) Except as set forth on Schedule 4.23(b), no products or services performed, sold, designed, developed, licensed, maintained, rendered and/or distributed by the Business at any time since the Lookback Date are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or service, correct and complete copies of which have been made available to the Buyer. The Sellers have made available to the Buyer a correct and complete copy of (or a standardized form of) each express warranty under which the Business has any material express warranty obligations.

(c) Since the Lookback Date, the Sellers and 3D Korea have not received any notice of any claims for, and to the Sellers’ Knowledge, there is no reasonable basis for, any product recalls, returns, warranty obligations, claims for damages or service calls relating to any of its products or services in the Business outside of the Ordinary Course of Business.

Section 4.24 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) AND IN THE TRANSACTION DOCUMENTS, NEITHER SELLERS NOR ANY OTHER PERSON HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, OF ANY KIND, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND THE SELLERS HEREBY EXPRESSLY DISCLAIM ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants as of the Effective Date and as of the Closing Date to the Sellers as follows:

Section 5.01 Organization of Buyer. The Buyer is a corporation duly formed, validly existing and in good standing under the Laws of Delaware.

Section 5.02 Authorization of Transactions by Buyer. The Buyer has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which the Buyer is or, at the Closing, will be a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of the Transaction Documents by the Buyer has been duly authorized and approved by all necessary corporate action and does not require any further authorization or consent of the Buyer. This Agreement has been, and at the Closing the other Transaction Documents to be executed and delivered by the Buyer at the Closing will have been, duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute or will constitute, as applicable, the legal, valid and binding obligations of the Buyer, enforceable in accordance with their respective terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

Section 5.03 No Conflicts; Consents. Except for the Required Consents, no consent, approval,

license, Permit, Governmental Order or authorization of, or filing with, any Governmental Authority or other Person is required to be obtained or made by or on behalf of the Buyer in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions, in each case, except as would not reasonably be expected to be material to the Buyer’s ability to consummate the Transactions. Assuming the Required Consents are obtained, the execution and delivery by the Buyer of the Transaction Documents, and the consummation of the Transactions, do not and will not: (a) result in a violation or breach of any provisions of the Buyer’s Governing Documents; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Buyer; and (c) require the consent, notice or other action by any Person under, conflict with, or result in a breach of, any Contract to which the Buyer is a party; except in the cases of clauses (b) and (c), where the violation or breach, or failure to obtain consent, give notice or obtain such other action, would not reasonably be expected to be material to the business or financial conditions of the Buyer taken as a whole or the Buyer’s ability to consummate the Transactions.

Section 5.04 Litigation. There is no Action pending or, to the Buyer’s knowledge, threatened by, against or with respect to the Buyer or Hexagon Korea, which, if adversely determined (a) would question the validity of, or the right of the Buyer to enter into, this Agreement or to consummate the Transactions, (b) would delay, hinder or prevent the consummation of the Transactions by the Buyer or Hexagon Korea, or (c) would have, individually or in the aggregate with all other such Actions, a material adverse effect on the ability of the Buyer or Hexagon Korea to perform its obligations under the Transaction Documents. There are no Actions pending or, to the Buyer’s knowledge, threatened against or by the Buyer, Hexagon Korea or any other Affiliate of the Buyer or Hexagon Korea that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

Section 5.05 Solvency and Sufficiency of Funds. Immediately after the Closing and giving effect to the Transactions, and assuming the accuracy of the Sellers’ representations and warranties herein and the performance of their respective obligations hereunder and under the other Transaction Documents, each of the Buyer and Hexagon Korea shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all Liabilities); and (c) have adequate capital to carry on its business as currently conducted. No transfer of property is being made by the Buyer or Hexagon Korea and no obligation is being incurred by the Buyer or Hexagon Korea in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Buyer, Hexagon Korea, the Sellers or 3D Korea. In connection with the Transactions, neither the Buyer or Hexagon Korea has incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.06 Brokers’ Fees. The Buyer and Hexagon Korea do not have any Liability or obligation (whether matured or unmatured) to pay any fees, commissions or other compensation to any broker, finder, investment banker, financial advisor or other similar Person with respect to the Transactions.

Section 5.07 Export Controls. Since the Lookback Date, neither the Buyer or Hexagon Korea, nor any director (supervisory or management), officer or employee of the Buyer or Hexagon Korea, is or has been (a) listed on any publicly-available list of sanctions or export-related restricted Persons, including those maintained by OFAC or the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, Korea, Japan, the European Union or any EU member state, (b) organized or resident in any Sanctioned Territory, or (c) a Person fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by any such Person or Persons identified in clauses (a) or (b).

Section 5.08 No Substantial Interest by a Foreign State. No Governmental Authority or subnational governments of a single foreign state have a “substantial interest” in the Buyer or Hexagon Korea, as that term is defined in 31 C.F.R. Pt. 800.

Section 5.09 Independent Investigation; Reliance. The Buyer and Hexagon Korea have conducted their own independent investigation, review and analysis of the Business Purchased Assets, and the Buyer acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records and other documents and data of the Sellers and 3D Korea for such purpose. The Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, the Buyer and Hexagon Korea have relied solely upon their own investigation and the express representations and warranties of the Sellers set forth in ARTICLE IV of this Agreement (including related portions of the Disclosure Schedules) and in the other Transaction Documents; (b) no Seller nor any other Person has made any representation or warranty as to a Seller, the Business, the Business Purchased Assets or this Agreement, except as expressly set forth in ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules) and in the other Transaction Documents; and (c) other than as expressly set forth in ARTICLE IV and in the other Transaction Documents, none of the Sellers or any other Person, directly or indirectly, has made, and the Buyer and Hexagon Korea have not relied on, any representation or warranty regarding the pro-forma financial information, budgets, estimates, projections, business plans, forecasts or other forward-looking statements (including the reasonableness of the assumptions underlying such information, budgets, estimates, projections, business plans, forecasts or forward-looking statements), and the Buyer shall not make or have any claim with respect thereto. The Buyer and Hexagon Korea are acquiring the Business Purchased Assets on an “AS IS, WHERE IS” basis, without any representation or warranty of any kind or nature whatsoever, express or implied, except as expressly set forth in ARTICLE IV (including the related portions of the Disclosure Schedules) and in the other Transaction Documents. Notwithstanding anything herein to the contrary, nothing in this Section 5.09 shall limit or impair any claim by the Buyer based on Fraud.

ARTICLE VI

CERTAIN COVENANTS

Section 6.01 Conduct of Business Prior to Closing. From the Effective Date until the Closing, except as otherwise expressly provided in this Agreement or consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall, and shall cause 3D Korea, to (a) conduct the Business in the Ordinary Course of Business and in compliance with all applicable Laws, Contracts and Permits; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve intact the rights, franchises, goodwill and relationships of its officers, employees, customers, resellers, distributors, suppliers and others Persons having relationships with the Business. From the Effective Date until the Closing Date, except as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall not, and shall cause 3D Korea not to, take any action that would cause any of the changes, events or conditions described in Section 4.07 to occur. Nothing contained in this Section 6.01 or Section 4.07 shall be construed to give the Buyer, directly or indirectly, rights to control or direct the operations, strategic decisions or day-to-day management of the Business prior to the Closing except as strictly necessary to preserve the full value of the Business.

Section 6.02 Access. From the Effective Date until the earlier of the Closing or the termination of this Agreement pursuant to Section 11.01, subject to suitable protections to ensure compliance with all applicable antitrust and competition Laws, the Buyer or, in the Sellers’ reasonable discretion where necessary to comply with such applicable antitrust and competition Laws, the Buyer’s external legal counsel on an external counsel only basis, shall (a) have access upon reasonable advance written notice, during normal business hours, to the offices, employees (including for the purpose of hiring interviews), officers, representatives, and other personnel, properties, Business Purchased Assets, books and records of the Business and the Sellers and 3D Korea that the Buyer may reasonably request, (b) be furnished by the Sellers with true, correct and complete copies of such additional financial and operating data and other information relating to the Business or the Business Purchased Assets that is regularly prepared or received by the Sellers or 3D Korea, including any performance reports for the Business, in each case to the extent in the possession of or reasonably available to the Sellers or 3D Korea, but without any representation or warranty by the Sellers and without recourse to the Sellers, and (c) be furnished by the Sellers reasonable access to the employees of the Business and any information reasonably required for filing or obtaining any Required Consents. The Buyer’s access under this Section 6.02 shall be exercised in a manner as to not unreasonably interfere with the Business or any other businesses of the Sellers or 3D Korea. Without limiting the foregoing, (i) the Sellers and their Affiliates shall have the right to cause any of their employees, agents or representatives to accompany the Buyer during the course of any such access on the premises of any Leased Real Property, (ii) the Buyer shall observe and comply with any safety, security and other rules and regulations imposed by the owners, lessors or licensors of the respective facilities, or which are reasonably imposed by the Sellers, while on the premises of any Leased Real Property, (iii) notwithstanding any of the other terms of this Section 6.02, access to any Leased Real Property shall be subject to (and may be prohibited by) all of the terms of the Assumed Lease and the Permitted Liens applicable to such Leased Real Property, and (iv) all access, inspections and other activities of the Buyer shall be performed at the Buyer’s sole cost and expense, in a good and workmanlike manner, lien-free, and in compliance with all applicable laws, rules and regulations.

Section 6.03 Cooperation; Consents.

(a) From the Effective Date until the Closing, or the earlier termination of this Agreement in accordance with its terms, the Buyer and the Sellers shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or to cause to be taken, such actions as are necessary, proper or advisable, to expeditiously satisfy the closing conditions set forth in ARTICLE VIII and ARTICLE IX, to consummate and make effective the Transactions as promptly as practicable in accordance with the terms of this Agreement and the Korean Purchase Agreement and to fulfill their respective obligations under this Agreement and the Korean Purchase Agreement, including using commercially reasonable efforts with respect to (i) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Authorities, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from any Governmental Authority, (ii) the defending of any Actions, whether judicial or administrative, brought challenging this Agreement or the consummation of the Transactions contemplated by this Agreement and the Korean Purchase Agreement, and (iii) the execution and delivery of any additional instruments reasonably necessary, and in form and substance reasonably satisfactory, to consummate the Transactions contemplated by this Agreement and the Korean Purchase Agreement. Notwithstanding anything herein to the contrary, nothing in this Section 6.03 shall require, or be construed to require, the Buyer, the Sellers or any of their respective Affiliates to agree to (x) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, before or after the Closing Date, the Business or any assets, businesses or interests of such Party or any of its Affiliates; or (y) any conditions relating to, or changes or restrictions in, the operations of the Business.

(b) As soon as practicable after the execution of this Agreement, the Sellers shall and shall cause their Affiliates to make appropriate requests and use their reasonable best efforts to obtain as expeditiously as possible any third party Required Consents required under any Assumed Contracts; provided, however, that unless otherwise agreed to by the Sellers in writing (including pursuant to any written arrangements entered into by the Sellers or their Affiliates or by which they are otherwise bound or subject, whether prior to or after the Effective Date), the Sellers shall not be obligated to pay any consideration therefore to any third party from whom consent or approval is requested (for the avoidance of doubt any amounts constituting an Excluded Liability under Section 2.02(b)(v) shall remain the Sellers’ responsibility separate and apart from any Required Consents), and the Buyer shall reasonably cooperate with the Sellers with respect thereto and in furtherance thereof. The Sellers, the Buyer and their respective Affiliates shall cooperate in connection with the preparation of the form of Required Consent and shall keep each other reasonably informed as to the status of obtaining any such Required Consents. In particular, the Sellers agree to, and to cause 3D Korea to, cooperate with the Buyer and Hexagon Korea, upon reasonable request, to the extent legally possible, in providing the Buyer, Hexagon Korea, their external legal counsel and any Governmental Authority, as soon as practicable, with any necessary information and reliable and accurate documents required for the purpose of making any submissions, notifications and filings to any Governmental Authority. The Parties shall as promptly as practicable effect all other necessary filings to obtain all other Consents of Governmental Authorities required to be obtained prior to the Closing Date and supply as promptly as practicable any additional information and documentary material that may be requested in connection with such Consents of Governmental Authorities. For the avoidance of doubt, all such filings that are the sole responsibility of the Buyer and its Affiliates shall be effected by the Buyer.

(c) Without limiting the generality of the Buyer’s undertakings pursuant to this Section 6.03, and subject to Section 6.03(a), the Buyer agrees, and shall cause its Affiliates, to use commercially reasonable efforts to take the necessary steps, in the Buyer’s good faith determination, to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority so as to enable the Parties and their respective Affiliates to close the Transactions as promptly as possible prior to the Termination Date.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party or its Affiliate before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Transactions (but, for the avoidance of doubt, not including any interactions between the Sellers or the Buyer and their respective Affiliates with Governmental Authorities in the Ordinary Course of Business unrelated to the Transactions, any disclosure which is not permitted by Law or any disclosure containing commercially sensitive information, the latter of which shall in any event be provided on an external counsel only basis) shall, to the extent permitted by applicable Law, be disclosed to the other Party hereunder reasonably in advance of any filing, submission or attendance, in English translation as necessary, it being the intent that the Parties and their Affiliates will reasonably consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each Party shall, to the extent permitted by applicable Law, give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being reasonably sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact, to the extent practicable and permitted by applicable Law. The Sellers and the Buyer shall, to the extent permitted by applicable Law, promptly furnish the other with copies of notices or other communications (or, in the case of material oral communications, advise the other of such communications) between the Sellers or the Buyer and their counsel, as the case may be, or any of their respective Affiliates, and any Governmental Authority with respect to the Transactions, in English translation as necessary and on an external counsel only basis as necessary.

(e) Neither the Sellers nor the Buyer or their respective Affiliates shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions, in each case with respect to any Required Consent of any Governmental Authority, unless the other Party has given its prior written consent to such extension or delay, such consent not to be unreasonably conditioned, withheld or delayed.

(f) The Buyer represents and warrants that, from the Effective Date until the Closing or the earlier termination of this Agreement in accordance with its terms, it shall not, and shall cause its Affiliates and subsidiaries not to, make or undertake to make any acquisition of the business or equity securities of any third party that could reasonably be expected to materially prevent or delay the satisfaction of the conditions to closing with respect to the receipt of Required Consents from Governmental Authorities under any antitrust, competition or trade regulation Law.

(g) The Buyer’s compliance with any condition, obligation or other requirement imposed in any decision by a Governmental Authority shall not result in any change to the terms and conditions of this Agreement.

(h) Promptly upon any Party first becoming aware that any Consent of a Governmental Authority has been obtained or has become unobtainable, such Party shall notify the other Parties of that fact.

(i) Each Party shall, and shall cause its Affiliates to, use its reasonable best efforts to obtain CFIUS Clearance. Such reasonable best efforts shall include promptly (and not later than fourteen (14) days after the Effective Date) making a draft filing of the CFIUS Notice as contemplated by 31 C.F.R. § 800.501(g) and promptly (and not more than fourteen (14) days after receiving feedback from CFIUS regarding the draft CFIUS Notice) submitting a formal CFIUS Notice as contemplated by 31 C.F.R. § 800.501(a). The Buyer and the Sellers shall use reasonable best efforts to prepare the CFIUS Notice with respect to the Buyer’s acquisition of the Business. Further, the Buyer and the Sellers shall use reasonable best efforts to (i) provide as promptly as practicable to each other’s counsel and to CFIUS any additional or supplemental information and documentary material as may be necessary, proper or advisable in connection with preparation and submission of the CFIUS Notice; (ii) permit the other Party to review reasonably in advance any material communication (subject to appropriate redactions to maintain confidentiality of business information as mutually agreed to by the Parties) proposed to be given by it to CFIUS, and consult with each other in advance of any meeting or conference with CFIUS, and, to the extent permitted by CFIUS, give the other Party the opportunity to attend and participate in any such meeting or conference; and (iii) keep each other timely apprised of the status and content of any material communications with, and any inquiries or requests for additional information or documentary material from, CFIUS, in each case to the extent permitted by applicable Law and subject to customary confidentiality and all applicable privileges (including the attorney-client privilege). In the event CFIUS during the review of any CFIUS Notice submitted in connection with the Transactions, requests or demands implementation of mitigation measures as a condition for clearing the Transactions, the Parties shall use their reasonable best efforts and in good faith work mutually to implement such measures, provided, that (x) neither the Buyer nor Hexagon Korea shall be obligated to agree to any mitigation measures imposed by CFIUS that (A) materially affect their ability to own and control the Business Purchased Assets or the Business, (B) materially affect the commercial value of the Business Purchased Assets or the Business to the Buyer or Hexagon Korea, or (C) would reasonably be expected to have a material adverse effect on the Buyer’s and its Affiliates’ (1) businesses, (2) financial condition, (3) results of operations, or (4) ownership, control, or operation over its and their other businesses and assets, and (y) the Sellers and 3D Korea shall not be obligated to accept any mitigation measure that adversely affect their (A) businesses, (B) financial condition, (C) results of operations, or (D) ownership, control or operation over their businesses and assets, other than the Business Purchased Assets or the Business. With respect to the Sellers, nothing in this Section 6.03(i) shall be construed as requiring that the Sellers adopt terms, conditions or restrictions that would reasonably be expected to have a material adverse impact on the Sellers, as determined in the Sellers’ reasonable discretion. The Buyer, on the one hand, and the Sellers, on the other, shall each be responsible for and pay fifty percent (50%) of the filing fee related to the CFIUS Notice, and each Party shall be responsible for their own costs and expenses related to obtaining CFIUS Clearance.

(j) The Sellers shall allow the Buyer the opportunity to review in advance, and to the extent practicable, will consult with the Buyer, in each case subject to applicable Laws relating to the exchange of information, with respect to all the information relating to the Buyer and Hexagon Korea, which appears in any filing made by the Sellers in connection with the matter disclosed as Item 1 on

Schedule 2.02(b).

Section 6.04 Supplement to Disclosure Schedules. From time to time prior to the Closing, the Sellers shall have the right (but not the obligation) to supplement or amend (each, a “Schedule Supplement”) (a) any Article IV Schedule to disclose any factual matter hereafter arising or of which the Sellers become aware after the Effective Date, except to the extent such Schedule Supplement would change or otherwise affect the Transaction Perimeter; or (b) any Disclosure Schedule to the extent not covered by clause (a) above, with the Buyer’s prior written consent (in its sole discretion) following good faith discussions with the Sellers, related to any factual matter hereafter arising or of which the Sellers become aware after the Effective Date. Any disclosure in any Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 8.01 have been satisfied; provided, however, that if the Buyer has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then the Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter. To the extent any Seller receives written or other notice related to a Material Contract from and after the Effective Date that the counterparty to such Contract intends to (a) cease to contract with the Business (including by non-renewal), (b) substantially reduce its business with the Business, or (c) materially modify, change or alter the terms of its relationship with the Business, the Sellers shall provide prompt written notice to the Buyer.

Section 6.05 Employee and Related Matters.

(a) On or prior to the Closing Date, either (i) the Sellers shall provide written notification, in a form satisfactory to the Buyer, to the employees listed on Schedule 4.15(a) (who comprise the employees to whom the Buyer or its Affiliates agree to offer employment as of the Closing Date (“Specified Employees”)), advising each Specified Employee that his, her or their employment with a Seller or an Affiliate of the Sellers will cease effective as of the Closing, or (ii) where required by a specific jurisdiction, the Sellers and the Buyer shall carry out before the Closing, the mandatory labor consultation procedure, advising each Specified Employee that his, her or their employment with a Seller or an Affiliate of the Sellers will be transferred to the Buyer or an Affiliate of the Buyer as of the Closing (subject to such Specified Employee’s consent, if required by the Law of the applicable jurisdiction). Each Specified Employee who accepts the Buyer or its Affiliate’s offer of employment and actually commences employment with the Buyer or its Affiliates shall be referred to as a “Transferred Employee.” The Buyer shall grant each Transferred Employee credit for past service with the Sellers or an Affiliate of the Sellers for purposes of participation in and vesting with respect to any employee, retirement, pension, profit sharing, bonus, incentive, deferred compensation, medical, vacation, sick leave or other employee benefit plan of the Buyer in which such employee may be eligible to participate. For the avoidance of doubt, each Specified Employee who is receiving short-term or long-term disability or workers’ compensation benefits or on an approved leave of absence as of the Closing Date (each as set forth on Schedule 6.05(a) as of the Effective Date, an “Inactive Employee”) will be transferred to the Buyer as of the Closing. The Buyer shall be responsible for the provision of benefits and compensation to any Inactive Employee from and after the Closing Date. The list of Specified Employees may be updated by mutual written agreement of the Sellers and the Buyer from time to time prior to the Closing to include any additional employees of the Sellers and their Affiliates related to the Business who the Buyer agrees to offer employment, and to remove any Specified Employees who cease to be employed by the Sellers and their Affiliates following the Effective Date, and in such event, the Sellers shall promptly deliver to the Buyer an updated, true and correct Schedule 4.15(a).

(b) The Sellers and the Buyer intend for the sale and purchase of the Business, including the Foreign Assets, to be a comprehensive business transfer for all purposes under Korean Law,

including Tax Laws, in relation to any Specified Employee located in Korea.

(c) The Sellers shall use their reasonable best efforts to ensure that any Specified Employee who is a foreign national who requires a visa in order to work for the Sellers or their respective Affiliates in his or her current position may continue to work in such position as a Transferred Employee on the Closing Date.

(d) Prior to the Closing, the Sellers shall fully and timely satisfy any notice, information, consultation or bargaining obligations owed to their or their Affiliates’ employees or their representatives with respect to the Transactions under applicable Law, any collective bargaining agreement, any Contract with any labor union, organization or association or other agreement with an employee representative body. The Buyer and its Affiliates shall reasonably cooperate with respect to the foregoing.

(e) Except as provided in Section 12.01, nothing herein (whether express or implied) shall be deemed or construed to create or confer any claim, right or remedy whatsoever, including any third-party beneficiary rights, in any Person other than the Parties. Nothing herein shall (i) create or confer any right to employment or service or continued employment or service with the Buyer or any of its Affiliates, or any particular term or condition of employment or service, (ii) limit the rights of the Buyer or any of its Affiliates from (A) terminating the employment or service of any Person at any time for any or no reason or (B) establishing, amending, modifying or terminating any benefit or compensation plan, policy, program, Contract, agreement or arrangement at any time assumed, sponsored or maintained by any of them, or (iii) be construed as establishing, terminating, modifying or amending any Employee Benefit Plan.

Section 6.06 Confidentiality. The Buyer and the Sellers acknowledge and agree that the Confidentiality Agreement remains in full force and effect and, in addition, each covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to such Party pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the first two sentences of this Section 6.06 shall nonetheless continue in full force and effect pursuant to the terms of the Confidentiality Agreement. From and after the Closing Date, the Sellers agree to, and shall cause their Affiliates to: (a) treat and hold as confidential (and not use or disclose or provide access to any Person to) all information in any form or medium whatsoever consisting of or relating to trade secrets (as defined under applicable Law), Software or other Intellectual Property included in the Business Purchased Assets, customers, suppliers, vendors, resellers, distributors, employees, processes, price, pricing and marketing plans, policies and strategies, operations methods, business acquisition plans, new personnel acquisition plans, financial records and all other confidential, proprietary, non-public or other information relating to or concerning the Business or any of the Business Purchased Assets; (b) in the event that any such Person becomes compelled by applicable Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange) to disclose any such information, provide the Buyer with prompt written notice of such requirement so that the Buyer may seek a protective order or other remedy or waive compliance with this Section 6.06; and (c) in the event that such protective order or other remedy is not obtained, or the Buyer waives compliance with this Section 6.06, furnish only that portion of such confidential information which is so required to be provided and exercise their reasonable best efforts to obtain assurances that confidential treatment will be accorded such information.

Section 6.07 Public Announcements. No Party or its Affiliates shall publish, issue or make any press release or other public announcement (including in any trade journal or other publication) concerning this Agreement or the Transactions without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed); provided, however, that nothing in this Agreement shall prevent any Party from (a) making, after prior notification to the other Party to the extent legally permissible and giving the other Party an opportunity to comment on such release or announcement, (i) any announcement or publication required by applicable Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange), or (ii) any filings or disclosures that are necessary pursuant to Laws applicable to the Buyer (or its Affiliates) or the Sellers (or their Affiliates), as the case may be, as publicly traded companies and under applicable stock market rules, based on the advice of legal counsel, in connection with the execution and delivery of this Agreement or the consummation of the Transactions; (b) making any announcement or publication that does not disclose any information not previously disclosed publicly by any Party in accordance with this Section 6.07; or (c) disclosing such terms to their respective employees, accountants, advisors and other representatives or their respective present or prospective financing sources as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by Contract or other obligation to keep the terms of this Agreement confidential on terms substantially similar to those set forth in this Agreement that are applicable to the disclosing Party hereunder).

Section 6.08 Payments to Transferred Employees. Following the Closing, the Sellers shall pay, or cause to be paid: (a) the Transferred Employee Payments as and when they become due and payable to the Transferred Employees (including any commissions which have been or should have been accrued in respect of any commission plan or program of a Seller or its Affiliate in effect prior to or as of the Closing for the benefit of such Specified Employees), and (b) as promptly as practicable following DDD’s filing of its annual report on Form 10-K with the U.S. Securities and Exchange Commission for the fiscal year in which the Closing occurs, the pro-rated portion of the annual bonus target applicable to the Transferred Employees (as set forth on Schedule 6.08 for the 2024 fiscal year) calculated through the Closing Date (together with the employer portion of payroll and other Taxes that are payable in connection with or as a result of the payment of such portion of such bonuses), to the Buyer for disbursement to the applicable Transferred Employee, if the bonus target metric (as set forth on Schedule 6.08 with respect to each applicable Transferred Employee for the 2024 fiscal year) is met as of the end of the fiscal year in which the Closing occurs. Any retention arrangements for Transferred Employees (other than Items 1 and 2 disclosed on Schedule 4.14(d)) and post-Closing bonus payments for Transferred Employees (to the extent applicable) under any applicable bonus programs of the Buyer are the Buyer’s responsibility.

Section 6.09 Further Assurances. From and after the Closing, in the event any further action is necessary to carry out the purposes of, fully effectuate or implement this Agreement, the Parties shall take, or cause their respective Affiliates to take, all such necessary action, and shall execute and deliver, or cause to be executed and delivered, to the requesting Party such bills of sale, assignments or other instruments or documents to such Party in addition to those required by this Agreement, as may be reasonably requested by the Buyer or a Seller to achieve such intent. Without limiting the generality of the foregoing, if any Purchased Intellectual Property (including any Business Intellectual Property) is recorded in the name of any predecessor or Affiliate of any Seller or otherwise not recorded in the name of a Seller as of the Closing Date, then such Seller will promptly, at its sole cost and expense, (a) correct and update the title to such Purchased Intellectual Property and (b) provide to the Buyer the applicable documents pursuant to which such corrections and updates have been made and evidence that each, as applicable, has been duly recorded with the appropriate Governmental Authority.

Section 6.10 No Negotiations. The Sellers acknowledge and agree that the Buyer has made and shall continue to make substantial expenditures of time, effort and expense in connection with its due diligence efforts and the consideration and negotiation of the Transactions. From the Effective Date until the earlier of the Closing or the termination of this Agreement pursuant to Section 11.01, the Sellers will refrain, and will cause their respective Affiliates and the representatives of each of the foregoing to refrain, from taking any action (a) to solicit or initiate the submission of any proposal or indication of interest from any Person (other than the Buyer and its Affiliates) with respect to an acquisition of the Business or all or any substantial portion of the Business Purchased Assets (an “Alternative Proposal”), (b) to knowingly participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or that may reasonably be expected to lead to, an Alternative Proposal (or any proposal or indication of interest relating thereto) with any Person (other than the Buyer and its Affiliates) or (c) to authorize, engage in, or enter into any agreement or understanding (other than with the Buyer and its Affiliates) with respect to an Alternative Proposal with any Person. The Sellers shall promptly advise the Buyer of any Alternative Proposal received by either Seller or their Affiliates and representatives.

Section 6.11 Delivery of VDR and Electronic Files. Within thirty (30) days following the Closing Date, the Sellers shall deliver, or cause to be delivered, to the Buyer, a complete and accurate electronic copy of the VDR on one (1) or more USB electronic storage devices. The Parties agree that, as of the VDR Cutoff Time, none of the Sellers or any of their respective representatives shall upload any further materials into the VDR without the prior written consent of the Buyer.

Section 6.12 Restrictive Covenants.

(a) In consideration of the Transactions, and as a material inducement to the Buyer to enter into this Agreement and consummate the Transactions, during the Restricted Period, the Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly, on its or their own behalf or on behalf of others (i) Engage in any Competing Business anywhere in the Restricted Territory, or attempt to do so; or (ii) market, promote, sell, offer to sell or provide, or solicit business, patronage or orders for, any Competing Products or Services within the Restricted Territory, or attempt to do so.

(b) In consideration of the Transactions, and as a material inducement to the Buyer to enter into this Agreement and consummate the Transactions, during the Restricted Period, the Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly, on its or their own behalf or on behalf of others: (i) hire or engage (whether as an employee, independent contractor or otherwise), or induce or assist any other Person to hire or engage (whether as an employee, independent contractor or otherwise), any Specified Employee (excluding Specified Employees who decline a transfer of employment under a mandatory labor consultation procedure as set forth in Section 6.05(a)(ii)); or (ii) solicit, encourage or induce, or attempt to solicit, encourage or induce, any Specified Employee to leave his or her employment, engagement or position with the Buyer or its Affiliates; provided, that nothing herein will prohibit general solicitations of employment and generalized employee searches by headhunter/search firms (in either case, not specifically directed at employees of the Buyer or its Affiliates).

(c) In consideration of the Transactions, and as a material inducement to the Buyer to enter into this Agreement and consummate the Transactions, during the Restricted Period, the Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly, on its or their own behalf or on behalf of others, solicit, encourage or induce, or attempt to solicit, encourage or induce, any Person who was a customer, reseller or distributor of the Business as of, or within the twelve (12) months prior to, the Closing Date to (i) terminate his, her, their or its relationship with, or to reduce the amount of business that he, she, they or it does with, the Business (or the Buyer and its Affiliates with respect to the Business), (including by actively targeting, marketing or promoting the Retained Products to such third parties (A) as a substitute or replacement for the products and services included within the Business and/or the Business Purchased Assets or (B) in the dimensional inspection or dimensional metrology markets or in markets and applications other than Additive Manufacturing); (ii) continue to be or become a customer, reseller or distributor of a Competing Business; or (iii) purchase, sell, resell, market, promote or distribute any Competing Products or Services.

(d) Notwithstanding the foregoing, nothing in Section 6.12(a) will prevent or restrict the Sellers or any of their Affiliates from: (i) owning as a passive investment less than five percent (5%) of the outstanding equity interests of any publicly traded Person; (ii) engaging in any activity consented to in writing by the Buyer; (iii) providing services, or otherwise fulfilling their obligations, pursuant to the

Transition Services Agreement or License Agreement; or (iv) Engaging in any business other than a Competing Business.

(e) The Sellers acknowledge the highly competitive nature of the Business and acknowledge and agree that the duration, geographical scope and subject matter of the restrictions set forth in this Section 6.12 are reasonable and necessary to protect the goodwill, business relationships and legitimate business interests of the Business, and are a material inducement to the Buyer and Hexagon Korea entering into and consummating the Transactions. The Sellers further acknowledge and agree that the Buyer and Hexagon Korea would not obtain the full benefit of the bargain set forth in this Agreement and the Korean Purchase Agreement if the Sellers or their Affiliates were to breach any of the provisions of this Section 6.12.

(f) It is the intent of the Parties that each provision of this Section 6.12 be enforced to the fullest extent permissible under the Laws and public policies of each jurisdiction in which enforcement of this Section 6.12 is sought. The provisions of this Section 6.12 will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If the scope of any provision contained in this Section 6.12 is ever determined by a court of competent jurisdiction to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered, and hereby requested by the Parties, to reform such provision, and such provision shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law; provided, that if any such provision cannot be, or is not, so reformed, then such provision shall be ineffective in such jurisdiction to the minimum extent necessary to make the remainder of this Section 6.12 enforceable in such jurisdiction and the remainder of this Section 6.12 and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability.

(g) The period of time in which the Sellers and their Affiliates are required to act, or refrain from acting, pursuant to this Section 6.12 shall be tolled for so long as the Sellers or any such Affiliate is determined (by a final, non-appealable Governmental Order of a court of competent jurisdiction or by written agreement of the Sellers) to be in breach of any of their respective obligations hereunder.

Section 6.13 Seller Post-Closing Patent License. Immediately following the Closing, the Buyer, on behalf of itself and its Affiliates and its and their respective successors and assigns, grants (and shall cause to be granted) to the Sellers, their Affiliates and their respective successors and assigns, a worldwide, royalty-free, fully paid-up, irrevocable, non-exclusive license (hereinafter, the “Seller Post-Closing Patent License”) under the patents and patent applications set forth in the list of Purchased Intellectual Property on Schedule 1.01(d) (hereinafter, the “Buyer Post-Closing Licensed Patents”), to make, have made (directly or indirectly and solely for the Sellers or their Affiliates), use, offer to sell, sell, import and export, any products or services made, used, sold or offered for sale by the Sellers solely as of the Effective Date (hereinafter, the “Seller Licensed Products”). The Seller Post-Closing Patent License runs with the Buyer Post-Closing Licensed Patents, such that the Seller Post-Closing Patent License shall remain valid and fully enforceable if the Buyer Post-Closing Licensed Patents, or any one of them, or any interest in any of them, is acquired by another Person or if the Buyer, or an Affiliate of the Buyer, undergoes an acquisition or similar transaction. The Buyer agrees that any transfer of any interest in any of the Buyer Post-Closing Licensed Patents shall be expressly subject to the Seller Post-Closing Patent License and other provisions of this Agreement, and the Buyer shall ensure that any Person who acquires an interest in any of the Buyer Post-Closing Licensed Patents through assignment, conveyance, grant, gift or otherwise will be contractually bound by the Seller Post-Closing Patent License and other provisions of this Agreement.

Section 6.14 Buyer Post-Closing Patent License. Immediately following the Closing, each Seller, on behalf of itself and its Affiliates and its and their respective successors and assigns, grants (and shall cause to be granted) to the Buyer, its Affiliates and their respective successors and assigns, a worldwide, royalty-free, fully paid-up, irrevocable, non-exclusive license (hereinafter, the “Buyer Post-Closing Patent License”) under the patents and patent applications included in the Intellectual Property of the Sellers and 3D Korea as part of the Business Excluded Assets (including the patents and patent applications identified on Schedule 2.01(b) and included within the Business Excluded Assets) (hereinafter, the “Seller Post-Closing Licensed Patents”), to make, have made (directly or indirectly and solely for the Buyer or its Affiliates), use, offer to sell, sell, import and export, any products or services made, used, sold or offered for sale as part of the Business solely as of the Effective Date or that otherwise incorporate any of the Purchased Intellectual Property (hereinafter, the “Buyer Licensed Products”). The Buyer Post-Closing Patent License runs with the Seller Post-Closing Licensed Patents, such that the Buyer Post-Closing Patent License shall remain valid and fully enforceable if the Seller Post-Closing Licensed Patents, or any one of them, or any interest in any of them, is acquired by another Person or if the Sellers, or an Affiliate of any Seller, undergoes an acquisition or similar transaction. The Sellers agree that any transfer of any interest in any of the Seller Post-Closing Licensed Patents shall be expressly subject to the Buyer Post-Closing Patent License and other provisions of this Agreement, and the Sellers shall ensure that any Person who acquires an interest in any of the Seller Post-Closing Licensed Patents through assignment, conveyance, grant, gift or otherwise will be contractually bound by the Buyer Post-Closing Patent License and other provisions of this Agreement.

Section 6.15 Collection of Accounts Receivable. Following the Closing, the Sellers shall not take, or cause or permit any Affiliate to take, any extraordinary actions or efforts, outside the Ordinary Course of Business, to collect the Accounts Receivable of the Sellers with respect to their pre-Closing operation of the Business, including selling or factoring such Accounts Receivable with a Material Customer or instituting any Action (for the avoidance of doubt, other than demand letters or the exercise of dispute resolution procedures set forth in the applicable Contract with such Material Customer) to collect such Accounts Receivable with a Material Customer, in each case, without the Buyer’s prior written consent (which consent will not be unreasonably withheld).

Section 6.16 Shared Agreements. From the Effective Date until the Closing, or the earlier termination of this Agreement in accordance with its terms, the Sellers shall, and shall cause their Affiliates to, use their reasonable best efforts to take, or to cause to be taken, such actions as are necessary, proper or advisable, to cause the counterparties to those Contracts listed on Schedule 6.16 (the “Shared Contracts”) to agree to enter into a partial assignment, modification or amendment of each such Shared Contract, or a new Contract, as applicable, with the Buyer and the Sellers for purposes of splitting the scope of each such Shared Contract into matters related to the Business and matters related to the businesses to be retained by the Sellers and their Affiliates, and the Buyer shall reasonably cooperate with the Sellers with respect thereto and in furtherance thereof. The terms and conditions of any Contract or arrangement applicable to the Business to be entered into pursuant to this Section 6.16 shall be reasonably acceptable to the Buyer (which shall be deemed to be the case if the new Contract to be entered into for the Business is, or any partial assignment, modification or amendment results in the Buyer taking assignment of a Contract that is, substantially the same as (a) the terms and conditions of a Shared Contract as it existed prior to the Closing, subject to appropriate modifications reasonably related to narrowing the scope of the new Contract to the Business, or (b) the Sellers’ standard form of such Contract as in effect as of the Effective Date). In the event that the Sellers are not able to obtain any such new Contract, or any partial assignment, modification or amendment of any Shared Contract, then the Buyer and the Sellers shall cause the Transition Services Agreement to include, as a service, for such time as is reasonably necessary for the Buyer to obtain a new Contract with any such counterparty for matters relating to the Business, either (i) the products and services provided under such Contract or (ii) reasonable alternative arrangements (including through subcontracting or sublicensing such Assumed Contract, in whole or in part) which permit the Buyer and its Affiliates to continue operating the Business in substantially the same manner as conducted as of the Effective Date and which provide the Buyer and its Affiliates with the economic and operational equivalent of the transfer of such Shared Contract (or the applicable portion thereof that relates to the Business) at the Closing, including by paying over or transferring to the Buyer or its designated Affiliate any revenue that is generated or derived under any such Shared Contract as a result of or in connection with the Buyer’s and its Affiliates’ operation of the Business, and/or direct or indirect performance under such Assumed Contract, following the Closing. Any new Contract to be entered into for matters relating to the Business, and any partial assignment, modification or amendment of any Shared Contract for matters relating to the Business, pursuant to this Section 6.16 shall be deemed to be an Assumed Contract for all purposes hereunder.

Section 6.17 ERP and CRM Data Migration. From the Effective Date until the Closing, or the earlier termination of this Agreement in accordance with its terms, the Sellers shall, and shall cause their Affiliates to, use their reasonable best efforts to take, or to cause to be taken, such actions as are necessary, proper or advisable to (a) perform and satisfy the obligations and agreements to be performed and satisfied by them prior to and as of the Closing, and (b) enable the Sellers and their Affiliates to be in a position to expeditiously perform and satisfy the obligations and agreements to be performed and satisfied by them from and after the Closing, in each case, in respect of the “ERP” and “CRM (GTM)” transition services set forth on Schedule A to the Transition Services Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Transaction Expenses. The Buyer shall pay and be solely liable for all of the Buyer Transaction Expenses, whether or not the Closing occurs; provided, however, that each of the Buyer, on the one hand, and the Sellers, on the other, shall be responsible for fifty percent (50%) of all filing fees payable to any Governmental Authority in connection with any filings or submissions under any merger control or foreign investment filing or submission by or on behalf of the Parties, 3D Korea and/or Hexagon Korea in connection with the Transactions. The Sellers, jointly and severally, shall pay and be solely liable for all of the Seller Transaction Expenses, whether or not the Closing occurs. For the avoidance of doubt, the Buyer, on the one hand, and the Sellers, on the other hand, are each responsible for their own respective legal fees, third party advisor fees and other costs and expenses incurred in connection with any regulatory filings or submissions with Governmental Authorities contemplated hereunder, whether or not the Closing occurs.

Section 7.02 Access to Information. Following the Closing Date, the Buyer agrees to provide each Seller and its Affiliates reasonable access during regular business hours to the books and records included in the Business Purchased Assets then in the possession of the Buyer or its Affiliates that relate to periods prior to the Closing Date for the purposes of preparation of any Tax Returns by any Seller after the Closing and for responding to any audit by the Internal Revenue Service or any other authority (to the extent that such documents are relevant for such purposes), in all cases at such Seller’s expense. The Sellers and their Affiliates agree to provide the Buyer reasonable access to the documents and books and records not included in the Business Purchased Assets then in the possession of any Seller or its Affiliates that relate to periods prior to the Closing Date for the purpose of responding to any claims made against the Buyer or its Affiliates by any Person who is not a party to this Agreement with respect to a Business Assumed Liability or for any other reasonable purpose relating to the Buyer’s and its Affiliates’ operation of the Business after the Effective Date, in all cases at the Buyer’s expense.

Section 7.03 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, conveyance, real property transfer or gains, value added (other than any VAT for which Hexagon Korea is liable pursuant to Section 7.05), stock transfer and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (the “Transfer Taxes”) shall be shared 50/50 between the Buyer, on the one hand, and the Sellers, on the other hand. The Party so required by applicable Law shall prepare, execute and file all necessary Tax Returns and other documentation with respect to all such Taxes, fees, costs, charges and expenses and, if required by applicable Law, the other Party or Parties shall join in the filing of such Tax Returns.

Section 7.04 Prorated Taxes. The amount of any Prorated Taxes with respect to the Business and the Purchased Assets for any Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in accordance with this Section 7.04. The portion of such Prorated Taxes attributable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period. The portion of any Prorated Tax attributable to a Post-Closing Tax Period shall be calculated in a corresponding manner. The Sellers shall be liable for the amount of such Prorated Taxes attributable to the Pre-Closing Tax Period, and the Buyer shall be liable for the amount of such Prorated Taxes attributable to the Post-Closing Tax Period.

Section 7.05 VAT. The Buyer shall cause Hexagon Korea to pay for any VAT imposed on the transfers of the Business Purchased Assets and Business Assumed Liabilities to Hexagon Korea pursuant to the Korean Purchase Agreement. Each Seller shall (a) execute and deliver, and cause its Affiliates to execute and deliver, as appropriate, all instruments and certificates reasonably necessary to enable the Buyer to comply with any filing requirements relating to VAT with respect to the Transactions and (b) use reasonable best efforts to avail itself of any available exemptions from, or reductions of, any VAT under applicable Law with respect to the Transactions.

Section 7.06 Employment Taxes. With respect to the preparation and filing of employment Tax Returns for U.S. Tax purposes, each Seller and the Buyer shall follow the Standard Procedure specified in Rev. Proc. 2004-53, 2004-2 C.B. 320, Section 4, whereby, among other things, the Buyer will be responsible for and perform all employment Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by the Buyer to the Transferred Employees who continue employment with the Buyer following the Closing Date and each Seller will be responsible for and perform all employment Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by such Seller.

Section 7.07 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer; it being understood that any liabilities arising out of the failure of any Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as and deemed to be Excluded Liabilities.

ARTICLE VIII

CONDITIONS PRECEDENT OF THE BUYER

The obligation of the Buyer to consummate the Transactions to be consummated at the Closing is subject to the satisfaction of each of the following conditions on or as of the Closing Date:

Section 8.01 Representations, Warranties and Covenants.

(a) The Fundamental Representations shall have been true and correct in all respects when made on the Effective Date and shall be true and correct in all respects as of the Closing Date with the same effect as if made on and as of such date, in each case, other than de minimis inaccuracies, and the other representations and warranties of the Sellers and 3D Korea set forth in this Agreement and the Korean Purchase Agreement (i) that are not qualified by the term “materiality” (including the word “material”) and do not contain a term such as “Material Adverse Effect” shall have been true and correct in all material respects when made on the Effective Date and shall be true and correct in all material respects as of the Closing Date with the same effect as if made on and as of such date, and (ii) that are qualified by the term “materiality” (including the word “material”) or contain a term such as “Material Adverse Effect” shall have been true and correct in all respects when made on the Effective Date and shall be true and correct in all respects as of the Closing Date with the same effect as if made on and as of such date.

(b) The Sellers and 3D Korea shall have performed and complied in all material respects with all of their covenants and agreements set forth in this Agreement and the Korean Purchase Agreement to be performed or complied with by them prior to or on the Closing Date, except to the extent that such covenants and agreements are qualified by the term “materiality” (including the word “material”) or contain a term such as “Material Adverse Effect,” in which case the Sellers and 3D Korea shall have performed and complied with all of such covenants and agreements in all respects.

(c) The Buyer shall have received a certificate dated as of the Closing Date from the Sellers (executed by duly authorized officers of the Sellers) certifying that the conditions set forth in Section 8.01(a), Section 8.01(b) and Section 8.04 have been fully satisfied.

Section 8.02 Consents. All Consents listed on Schedule 8.02 (the “Required Consents”) shall have been obtained in form and substance reasonably acceptable to the Buyer and shall be in full force and effect (and not subject to any unfulfilled conditions or contingencies). All Consents of Governmental Authorities required to be obtained prior to the Closing Date (all of which shall be on set forth on Schedule 8.02) shall have been obtained in form and substance reasonably satisfactory to the Buyer but without prejudice to its obligations under Section 6.03.

Section 8.03 Absence of Proceedings. (a) No Governmental Order or Law shall be in effect enjoining or preventing consummation of the Transactions contemplated by this Agreement or the Korean Purchase Agreement, and (b) no Action (other than an action or proceeding instituted or threatened by or on behalf of the Buyer or Hexagon Korea) shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) wherein an unfavorable Governmental Order would (i) restrain, prevent, prohibit or invalidate the Transactions contemplated by this Agreement or the Korean Purchase Agreement or (ii) have a Material Adverse Effect or otherwise adversely affect the right of the Buyer or Hexagon Korea to own the Business Purchased Assets or to operate the Business, and no such Governmental Order shall be in effect.

Section 8.04 No Material Adverse Effect. No Material Adverse Effect shall have occurred.

Section 8.05 Deliveries at Closing. The Sellers shall have made all deliveries required under Section 3.02 and Section 3.03, and 3D Korea shall have made all deliveries required under Section 3.02 and Section 3.03 of the Korean Purchase Agreement.

Section 8.06 Korean Purchase Agreement. All actions necessary to cause the Transactions contemplated by the Korean Purchase Agreement to be consummated simultaneously with the Closing (other than such actions that by their nature are to be taken at or after the Closing Date) shall have been taken by the Sellers and 3D Korea.

If any of the conditions set forth in this ARTICLE VIII have not been satisfied on or as of the Closing Date, then the Buyer may waive in writing any such condition (to the extent not prohibited by applicable Law) and nevertheless elect to proceed with the consummation of the Transactions. The Buyer may not rely, either as a basis for not consummating the Transactions or for terminating this Agreement, on the failure of any condition set forth in this ARTICLE VIII if such failure was caused by the Buyer’s failure to comply with or breach of any term or provision of this Agreement.

ARTICLE IX

CONDITIONS PRECEDENT OF THE SELLERS

The obligations of the Sellers to consummate the Transactions to be consummated at the Closing is subject to the satisfaction of each of the following conditions on or as of the Closing Date:

Section 9.01 Representations, Warranties and Covenants.

(a) The representations and warranties of the Buyer and Hexagon Korea set forth in this Agreement and the Korean Purchase Agreement (i) that are not qualified by the term “materiality” (including the word “material”) and do not contain a term such as “material adverse effect” shall have been true and correct in all material respects when made on the Effective Date and shall be true and correct in all material respects as of the Closing Date with the same effect as if made on and as of such date, and (ii) that are qualified by the term “materiality” (including the word “material”) or contain a term such as “material adverse effect” shall have been true and correct in all respects when made on the Effective Date and shall be true and correct in all respects as of the Closing Date with the same effect as if made on and as of such date.

(b) The Buyer and Hexagon Korea shall have performed and complied in all material respects with all of their covenants and agreements set forth in this Agreement and the Korean Purchase Agreement to be performed or complied with by the Buyer and Hexagon Korea prior to or on the Closing Date, except to the extent that such covenants and agreements are qualified by the term “materiality” (including the word “material”) or contain a term such as “material adverse effect” in which case the Buyer and Hexagon Korea shall have performed and complied with all of such covenants and agreements in all respects.

(c) The Sellers shall have received a certificate dated as of the Closing Date from the Buyer (executed by an authorized officer of the Buyer) to the effect that the conditions set forth in Section 9.01(a) and Section 9.01(b) have been fully satisfied.

Section 9.02 Absence of Proceedings. (a) No Governmental Order or Law shall be in effect enjoining or preventing consummation of the Transactions contemplated by this Agreement or the Korean Purchase Agreement, and (b) no Action (other than an action or proceeding instituted or threatened by or on behalf of the Sellers or 3D Korea) shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) wherein an unfavorable Governmental Order would (i) restrain, prevent, prohibit or invalidate the Transactions contemplated by this Agreement or the Korean Purchase Agreement or (ii) have a Material Adverse Effect or otherwise adversely affect the right of the Buyer to own the Business Purchased Assets or to operate the Business, and no such Governmental Order shall be in effect.

Section 9.03 Deliveries at Closing. The Buyer shall have made all deliveries required under Section 3.04, and Hexagon Korea shall have made all deliveries required under Section 3.04 of the Korean Purchase Agreement.

Section 9.04 Korean Purchase Agreement. All actions necessary to cause the Transactions contemplated by the Korean Purchase Agreement to be consummated simultaneously with the Closing (other than such actions that by their nature are to be taken at or after the Closing Date) shall have been taken by the Buyer and Hexagon Korea.

If any of the conditions set forth in this ARTICLE IX have not been satisfied on or as of the Closing, then the Sellers may waive in writing any of such conditions (to the extent not prohibited by applicable Law)

and nevertheless elect to proceed with the consummation of the Transactions. The Sellers may not rely, either as a basis for not consummating the Transactions or for terminating this Agreement, on the failure of any condition set forth in this ARTICLE IX if such failure was caused by the Sellers’ failure to comply with or breach of any term or provision of this Agreement.

ARTICLE X

SURVIVAL; INDEMNIFICATION

Section 10.01 Survival of Representations, Warranties and Covenants. Except in the event of Fraud (which claims shall survive the Closing indefinitely and may be asserted at any time), the representations and warranties contained in this Agreement, the Korean Purchase Agreement, the other Transaction Documents (other than the Transition Services Agreement), or in any certificate delivered hereunder or thereunder shall survive the Closing and remain in full force and effect until the eighteen (18) month anniversary of the Closing Date; provided, that the Fundamental Representations and the representations and warranties of the Buyer contained in Section 5.01 (Organization of Buyer); Section 5.02 (Authorization of Transactions by Buyer); and Section 5.06 (Brokers’ Fees) shall survive until the date that is the seventh (7th) anniversary of the Effective Date. All covenants set forth herein or in the Korean Purchase Agreement that contemplate performance prior to the Closing shall not survive the Closing. All covenants set forth herein or in the Korean Purchase Agreement or the other Transaction Documents (other than the Transition Services Agreement) that contemplate performance following the Closing shall survive the Closing in accordance with their respective terms until fully performed. It is the express intent of the Parties to modify, by contract, the statutes of limitations that would be otherwise applicable to certain of the representations and warranties contained herein or in the Korean Purchase Agreement (and the associated rights to bring a claim related thereto) as expressly set forth in this Section 10.01. Any claim for indemnification that has been made in accordance with Section 10.05 on or before, and which remains pending as of, the date the underlying representation, warranty or covenant would otherwise expire pursuant to this Section 10.01, will survive, and may continue to be asserted and indemnified against, until finally resolved.

Section 10.02 Indemnification by Sellers. Subject to the other provisions in this ARTICLE X, the Sellers shall, jointly and severally, indemnify, defend and hold harmless the Buyer, Hexagon Korea and each of their respective Affiliates, and each of their respective officers, directors, managers, equity holders, partners, employees, agents and representatives, and any successor or assign thereof or other Person claiming by or through any of them (the “Buyer Indemnified Parties”), from and against and in respect of any and all claims, Actions, costs, expenses, damages, Liabilities, losses amounts paid in settlement, penalties, fines, Taxes, or deficiencies (including reasonable attorneys’ fees and other costs and expenses incident to any suit, action, proceeding or other Action) (“Damages”) arising out of, resulting from, or incurred in connection with: (a) any breach of or inaccuracy in any representation or warranty made by the Sellers or 3D Korea in this Agreement, the Korean Purchase Agreement, the other Transaction Documents (other than the Transition Services Agreement), or in any certificate delivered hereunder or thereunder; (b) any breach or non-fulfillment by any Seller or 3D Korea of any of its covenants or agreements contained in this Agreement, the Korean Purchase Agreement or the other Transaction Documents (other than the Transition Services Agreement); (c) any Business Excluded Asset or Business Excluded Liability; (d) any Seller Transaction Expenses; or (e) any Indebtedness of the Sellers, 3D Korea or their respective Affiliates other than Specified Indebtedness that is taken into account in the calculation of the Closing US Purchase Price or Closing Non-US Purchase Price.

Section 10.03 Indemnification by Buyer. Subject to the other provisions in this ARTICLE X, the Buyer shall indemnify, defend and hold harmless the Sellers, 3D Korea and each of their respective Affiliates, and each of their respective officers, directors, managers, equity holders, partners, employees, agents and representatives, and any successor or assign thereof or other Person claiming by or through any of them (the “Seller Indemnified Parties”), from and against and in respect of any and all Damages arising out of, resulting from, or incurred in connection with: (a) any breach of or inaccuracy in any representation or warranty made by the Buyer or Hexagon Korea contained in this Agreement, the Korean Purchase Agreement, the other Transaction Documents (other than the Transition Services Agreement), or in any certificate delivered hereunder or thereunder; (b) any breach or non-fulfillment by the Buyer or Hexagon Korea of any of its covenants or agreements contained in this Agreement, the Korean Purchase Agreement or the other Transaction Documents (other than the Transition Services Agreement); (c) any Buyer Transaction Expenses; or (d) any Business Assumed Liability.

Section 10.04 Indemnification Limitations. The Party against whom such claims are asserted under this ARTICLE X is referred to as the “Indemnifying Party”. The rights of the Buyer Indemnified Parties and Seller Indemnified Parties (each, an “Indemnified Party”) to indemnification pursuant to this ARTICLE X are subject to the following limitations:

(a) The Indemnifying Party shall not be liable to an Indemnified Party for any claim (or group of related claims that result from substantially the same or substantially related facts and circumstances) for indemnification pursuant to Section 10.02(a) or Section 10.03(a), as the case may be, until the aggregate amount of such Damages in respect of indemnification under Section 10.02(a) or Section 10.03(a) exceeds $1,230,000 (the “Basket”), in which event the Indemnifying Party shall be required to pay and will be liable for all such Damages without regard to the Basket; provided, that the Basket shall not apply to Damages arising out of, resulting from, or incurred in connection with (i) any breach of or inaccuracy in any of the Fundamental Representations or the representations and warranties set forth in Section 4.12 (Tax Matters), or (ii) Fraud. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 10.02(a) or Section 10.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Damages which do not exceed $25,000 (which Damages shall not be counted toward the Basket).

(b) The aggregate amount of all Damages (including, for the avoidance of doubt, damages of the type described in Section 10.04(d)(ii) below) for which an Indemnifying Party shall be liable for indemnification pursuant to Section 10.02(a) or Section 10.03(a), as the case may be, shall not exceed $12,300,000 (the “Cap”); provided, that for the avoidance of doubt, the Cap and the other limitations in this Section 10.04 shall not apply in the context of Damages arising out of, resulting from, or incurred in connection with (i) any breach of or inaccuracy in any of the Fundamental Representations or the representations and warranties set forth in Section 4.12 (Tax Matters), or (ii) Fraud.

(c) The aggregate amount of all Damages for which an Indemnifying Party shall be liable for indemnification pursuant to Section 10.02 or Section 10.03, as the case may be, shall not exceed the Aggregate Final Purchase Price, except in the case of Fraud.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any (i) punitive, exemplary, special or indirect damages, except to the extent actually awarded in a Third Party Claim (or with respect to punitive and exemplary damages only, in the case of Fraud), or (ii) consequential, loss of profits or incidental damages, except to the extent such damages were reasonably foreseeable and proximately caused by the Indemnifying Party’s breach.

(e) Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Damage upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(f) For the purposes of this ARTICLE X and for purposes of determining the amount of Damages that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement shall be read without regard and without giving effect to the terms “material”, “in all material respects”, “Material Adverse Effect” or similar words or phrases contained in such representation or warranty (other than references to the word Material as used in the defined terms Material Customer, Material Supplier and Material Contract).

Section 10.05 Indemnification Procedures.

(a) Third Party Claims.

(i) If any Indemnified Party receives notice of the assertion or commencement of any claim, action, suit or proceeding made or brought by any Person who is not a Party or an Affiliate of a Party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is (in the Indemnified Party’s good faith judgment) obligated to provide indemnification under this Agreement, then the Indemnified Party shall give the Indemnifying Party (in each case, such notified Party, the “Responsible Party”) prompt written notice thereof (but in no event, more than sixty (60) Business Days after receipt by the Indemnified Party of written notice of the Third Party Claim) (the “Notice of Claim”); provided, that any delay in or failure to provide such prompt written notice shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby (including being deprived or limited in its right or ability to recover any payment under its applicable insurance coverage). Such Notice of Claim shall describe the Third Party Claim in reasonable detail and shall identify with reasonable specificity (based on the information then known) the basis under which indemnification is sought pursuant to ARTICLE X (including the sections of this Agreement that are the subject of the breach giving rise thereto, and whether the Damages at issue are liquidated in nature) and enclose true and correct copies of any written document furnished to the Indemnified Party by the Person that instituted the Third Party Claim. Subject to the other terms and provisions of this Section 10.05, the Responsible Party shall have thirty (30) days after receipt of such Notice of Claim to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof; provided, that the Responsible Party shall permit the Indemnified Party to participate, at the Indemnified Party’s own cost and expense, in such settlement or defense through counsel chosen by such Indemnified Party subject to the Responsible Party’s right to control the settlement or defense thereof.

(ii) The Responsible Party shall not enter into any settlement or compromise of, or consent to the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement, compromise or entry of judgment (A) includes a firm offer to settle without leading to liability or the creation of an obligation on the Indemnified Party’s part and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim; (B) does not provide for any Damages or obligations of the Indemnified Party, or other relief, other than the payment of monetary Damages indemnifiable hereunder; (C) does not involve any limitation on any future operations of the Indemnified Party and would not otherwise reasonably be expected to have a material adverse effect on the business of the Indemnified Party or any of its Affiliates; (D) does not affect any other existing Third Party Claim in a manner materially adverse to the Indemnified Party; and (E) provides solely for the payment of money by the Responsible Party. The Indemnified Party shall not pay or settle any such Third Party Claim without the prior written consent of the Responsible Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the Responsible Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Notice of Claim that it elects to undertake the defense or settlement of the Third Party Claim, the Indemnified Party shall have the right to assume the conduct and control, at the expense of the Indemnified Party, of the settlement and defense of such Third Party Claim (subject to the limitations set forth herein). The Parties acknowledge and agree that the ‘674 Patent Claim (as defined in the Disclosure Schedules), the defense and settlement (subject to this Section 10.05(a)(ii)) of which is being conducted and controlled by the Sellers (as the Responsible Parties and the Indemnifying Parties), shall be deemed to be a Third Party Claim (including for purposes of this Section 10.05(a)(ii)) subject to the terms and provisions hereof, without the need for any further notice to be provided by the Buyer (as the Indemnified Party) pursuant to Section 10.05(a)(i) and notwithstanding the fact that the ‘674 Patent Claim has not as of the Effective Date been made or brought against any Buyer Indemnified Party.

(iii) The Responsible Party shall only be entitled to control the defense or settlement (subject to Section 10.05(a)(ii)) of any Third Party Claim if each of the following conditions are satisfied: (A) Responsible Party must acknowledge in writing that it shall be responsible for all of the Damages relating to such Third Party Claim (subject to the limitations contained in this ARTICLE X) and such Third Party Claim must not seek or involve monetary Damages in excess of the limitations on the Responsible Party’s indemnification obligations contained in this ARTICLE X; (B) the Responsible Party must diligently defend or diligently seek to settle such Third Party Claim; (C) such proceeding shall not involve criminal actions or allegations of criminal conduct by the Indemnified Party, involve any current or former, employee, officer, consultant, director, customer, reseller, distributor or supplier of the Business, relate to the ownership or infringement of, or other right to use, any Intellectual Property or seek any relief or remedy other than solely monetary damages; and (D) there does not exist, based on the advice of outside legal counsel of the Responsible Party, a conflict of interest which, under applicable principles of legal ethics, would reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Responsible Party in such proceeding. If, at any time, any of the foregoing conditions is not (or ceases to be) met, then such Indemnified Party may defend or take over the defense or settlement of such Third Party Claim and the reasonable defense costs incurred in connection therewith will be included in any Damages for purposes of this ARTICLE X.

(iv) All of the applicable Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and the Buyer and the Sellers (or a duly authorized representative of such Parties) shall furnish such records and information and use reasonable best efforts to procure such testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided, that (A) the provision of any such information will be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters in favor of the auditors as requested by the auditors in connection with the sharing of work papers and (B) the foregoing will not require any Party to disclose information that is subject to attorney-client privilege.

(b) Direct Claims. Any claim by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof (but in any event, within sixty (60) Business Days after receipt of such notice); provided, that any delay in or failure to provide such prompt written notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby (including being deprived or limited in its right or ability to recover any payment under its applicable insurance coverage). Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall identify with reasonable specificity (based on the information then known) the basis under which indemnification is sought pursuant to ARTICLE X (including the sections of this Agreement that are the subject of the breach giving rise thereto and whether the Damages at issue are liquidated in nature), and enclose true and correct copies of written evidence thereof. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnifying Party and its professional advisors may investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified

Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request; provided, that (i) the provision of any such information or access will be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters in favor of the auditors as requested by the auditors in connection with the sharing of work papers and (ii) the foregoing will not require any Party to disclose information that is subject to attorney-client privilege. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 10.06 Exclusive Remedy. Except (a) in the case of Fraud, (b) the post-Closing adjustments set forth in Section 2.04(c) through Section 2.04(f) of this Agreement and in Section 2.04(c) through Section 2.04(f) of the Korean Purchase Agreement, (c) in the event a Party seeks to obtain equitable remedies pursuant to Section 12.02 of this Agreement or Section 12.02 of the Korean Purchase Agreement, and (d) for claims pursuant to Section 12 of the Office Sublicense Agreement or Article 6 of that certain Sublease Agreement, by and between 3D Korea and Hexagon Korea, if applicable, from and after the Closing, the Parties’ rights to indemnification pursuant to the provisions of this ARTICLE X shall be the sole and exclusive remedy for the Buyer Indemnified Parties and Seller Indemnified Parties with respect to any matter in any way arising from or relating to this Agreement, the Korean Purchase Agreement or their respective subject matter or any certificate delivered hereunder or thereunder. Notwithstanding the foregoing, nothing in this ARTICLE X shall limit any rights, interests or benefits of any party under the Transition Services Agreement.

Section 10.07 Treatment of Indemnity Payments. Following the Closing, unless otherwise required by Law, for U.S. federal income Tax and other applicable Tax purposes, any payment made pursuant to this ARTICLE X shall be treated by the Parties as an adjustment to the US Purchase Price received by the Sellers in the Transactions, and such treatment shall be followed for non-U.S. purposes to the extent applicable.

ARTICLE XI

TERMINATION

Section 11.01 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by mutual written agreement of the Sellers and the Buyer;

(b) by written notice from the Buyer to the Sellers, if the Sellers are in material breach or default of their representations, warranties, covenants or obligations under this Agreement, or if 3D Korea is in material breach or default of its representations, warranties, covenants or obligations under the Korean Purchase Agreement, and such breach or default has not been cured (if capable of being cured) or waived by the Buyer in writing prior to the earlier of (i) fifteen (15) Business Days after written notice thereof from the Buyer to the Sellers (unless, as of such date, the Sellers have provided assurance reasonably satisfactory to the Buyer that such breach or default will be cured on or before the Termination Date, in which event the Sellers shall have until the Termination Date to cure such breach or default), or (ii) the Termination Date, but only if such breach or default, singly or together with all other such breaches or defaults, constitutes (or would constitute if the Closing were to occur) a failure of a condition set forth in Section 8.01(a) or Section 8.01(b) as of the date of such termination;

(c) by written notice from the Sellers to the Buyer, if the Buyer is in material breach or default of its representations, warranties, covenants or obligations under this Agreement, or if Hexagon Korea is in material breach or default of its representations, warranties, covenants or obligations under the Korean Purchase Agreement, and such breach or default has not been cured (if capable of being cured) or waived by the Sellers in writing prior to the earlier of (i) fifteen (15) Business Days after written notice thereof from the Sellers to the Buyer (unless, as of such date, the Buyer has provided assurance reasonably satisfactory to the Sellers that such breach or default will be cured on or before the Termination Date, in which event the Buyer shall have until the Termination Date to cure such breach or default), or (ii) the Termination Date, but only if such breach or default, singly or together with all other such breaches or defaults, constitutes (or would constitute if the Closing were to occur) a failure of a condition set forth in Section 9.01(a) or Section 9.01(b) as of the date of such termination;

(d) by either the Buyer, on one hand, or the Sellers, on the other hand, if a Law, Governmental Order or Action has been enacted or issued by any Governmental Authority of competent jurisdiction permanently restraining, enjoining or prohibiting the consummation of the Transactions and such Law, Action or Governmental Order has become final and non-appealable; provided, that the right to terminate this Agreement under this Section 11.01(d) shall not be available to a Party if the issuance, promulgation or entry of such Law, Governmental Order or Action was primarily the result of a material breach of this Agreement or the Korean Purchase Agreement by such Party or its Affiliates;

(e) by either the Buyer, on one hand, or the Sellers, on the other hand, if the Closing hereunder has not taken place on or before the Termination Date; provided, that the right to terminate this Agreement under this Section 11.01(e) shall not be available to a Party if the failure to close by such date is primarily the result of a material breach of this Agreement or the Korean Purchase Agreement by such Party or its Affiliates; or

(f) by written notice from the Buyer to the Sellers, if any Seller or 3D Korea is involved in a Change of Control (i) with a “person” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act) that the Buyer in good faith believes is a competitor of the Buyer and its Affiliates, or (ii) that the Buyer in good faith believes will otherwise have a material adverse effect on the provision of services pursuant to the Transition Services Agreement or the License Agreement.

Notwithstanding the foregoing, no Party may effect a termination of this Agreement pursuant to Section 11.01(b) or Section 11.01(c), as applicable, if such Party or its Affiliate is in material breach or default of any of its representations, warranties, covenants or obligations under this Agreement or the Korean Purchase Agreement and such breach or default constitutes (or would constitute if the Closing were to occur) a failure of a condition to the other Party’s obligations to close as of such date.

Section 11.02 Procedure and Effect of Termination.

(a) If this Agreement is validly terminated by either or both of the Buyer or the Sellers pursuant to Section 11.01, prompt written notice thereof shall be given to the other Party (other than with respect to a termination under Section 11.01(a)), and this Agreement shall terminate and the Transactions shall be abandoned without further action or Liability of any Party hereunder; provided, nothing herein shall relieve a Party, 3D Korea or Hexagon Korea of Liability for any Willful Breach or Fraud by such Party pursuant to this Agreement or the Korean Purchase Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions relating to the Transactions as to which termination has occurred shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to which made.

(b) Without limiting the generality of the foregoing, or any applicable Law, neither the Buyer nor the Sellers may rely on the failure of any condition precedent set forth in ARTICLE VIII or ARTICLE IX to be satisfied as a ground for termination of this Agreement by such Party if such failure was caused by such Party’s or its Affiliate’s Fraud or Willful Breach.

(c) Notwithstanding any termination of this Agreement pursuant to Section 11.01, the first two sentences of Section 6.06, Section 6.07, this Section 11.02 and ARTICLE XII (and any related definitions necessary to give effect to the foregoing surviving provisions) shall survive any such termination.

(d) The Korean Purchase Agreement shall terminate automatically upon the valid termination of this Agreement for any reason.

ARTICLE XII

MISCELLANEOUS

Section 12.01 No Third Party Beneficiaries. Except as expressly set forth in ARTICLE X with respect to the Seller Indemnified Parties and the Buyer Indemnified Parties, and except with respect to 3D Korea and Hexagon Korea who are expressly intended to be, and hereby are, third-party beneficiaries of the terms and provisions of this Agreement, this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 12.02 Specific Performance. Notwithstanding anything herein to the contrary, the Parties agree that irreparable damage would occur if any term or provision of this Agreement were not performed in accordance with the terms hereof and that in the event any Party violates any provision of this Agreement or any other Transaction Document, the remedies at Law available to such Party may be inadequate. In such event, such Party shall have the right, in addition to all other rights and remedies it may have, to specific performance and/or injunctive or other equitable relief to enforce the terms and provisions of this Agreement and the other Transaction Documents.

Section 12.03 Entire Agreement. The Transaction Documents, including the Disclosure Schedules and the Confidentiality Agreement, constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof. In the event of any inconsistency between the terms and provisions of this Agreement and those in the other Transaction Documents, the terms and provisions of this Agreement shall control.

Section 12.04 Successors and Assigns; Assignments. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

Section 12.05 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 12.06 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.07 Notices. All notices, requests, consents, claims, waivers and other communications hereunder must be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) on the first (1st) Business Day after being sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of successful electronic transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.07).

If to the Buyer:

Hexagon Manufacturing Intelligence, Inc.

250 Circuit Drive

North Kingstown, Rhode Island 02852

Attention: Drew Rogers

E-mail: drew.rogers@hexagon.com

with copies (which shall be required for, but not constitute, notice) to:

Attention: Legal Department

E-mail: legal@hexagon.com

and

K&L Gates LLP

300 South Tryon Street, Suite 1000

Charlotte, North Carolina 28202

Attention: Kevin Stichter; Kevin McKibbin

E-Mail: kevin.stichter@klgates.com; kevin.mckibbin@klgates.com

If to a Seller:

3D Systems Corporation

333 Three D Systems Circle

Rock Hill, South Carolina 29730

Attn: Drew Wright

Email: drew.wright@3dsystems.com

with a copy (which shall be required for, but not constitute, notice) to:

McGuireWoods LLP

800 E. Canal Street

Richmond, Virginia 23219

Attn: Brian L. Hager; McKenzie Carson

Email: bhager@mcguirewoods.com; mcarson@mcguirewoods.com

Section 12.08 Amendments and Waivers. No amendment or modification of, or supplement to, any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No delay or failure on the part of any Party hereto in exercising any right, power or privilege under this Agreement or under any other Transaction Documents shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any right, power or privilege. No waiver shall be valid against any Party hereto unless made in writing and signed by the Party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

Section 12.09 Disclosure Schedules. The Disclosure Schedules attached hereto shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. Any matter disclosed for any purpose in any Schedule shall be deemed disclosed for any other purpose in any other Schedule to the extent that an appropriate cross reference is contained in such section or subsection or the applicability of such disclosure to such other section or subsection is reasonably apparent on its face.

Section 12.10 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 12.11 Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

Section 12.12 Governing Law. This Agreement and any Action (whether based on Contract, tort or otherwise) arising out of or relating to this Agreement, the other Transaction Documents (except for the Korean Purchase Agreement and any Transaction Documents executed and delivered thereunder) or any of the transactions contemplated hereby or thereby shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflicts of laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of any law other than the State of Delaware.

Section 12.13 Jurisdiction; Venue; Service of Process. Each Party irrevocably agrees that any Action arising out of or relating to this Agreement, the other Transaction Documents (except for the Korean Purchase Agreement and any Transaction Documents executed and delivered thereunder) or any transaction contemplated hereby or thereby shall be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court declines to accept jurisdiction over any particular matter, then any other state or federal court in the State of Delaware) and any appellate court therefrom, and each of the Parties hereto irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such Action and irrevocably waives any objection to venue laid therein. A final judgment in any such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of process in any Action referred to in the preceding sentence may be effectively served on any Party anywhere in the world in accordance with Section 12.07.

Section 12.14 WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY

CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH CLAIM, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.14. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 12.15 Prevailing Party. If any Action is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such Action shall be reimbursed by the losing Party; provided that if a Party to such Action prevails in part, and loses in part, the Governmental Authority presiding over such Action shall award a reimbursement of the fees, costs and expenses incurred by the substantially prevailing Party.

Section 12.16 Non-Recourse. All claims or causes of action (whether in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties (i.e., a Seller or the Buyer). No Person who is not a named party to this Agreement, including any past, present or future direct or indirect director, officer, employee, incorporator, member, manager, partner, equityholder, lender, investor, Affiliate, agent, attorney or other representative of any named party to this Agreement (such Persons, collectively, “Non-Party Affiliates”), shall have any liability (whether in contract or in tort or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. For the avoidance of doubt, this Section 12.16 shall not limit the Liability of any Non-Party Affiliate in such Person’s capacity as a party to any Transaction Document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, or caused this Agreement to be duly executed, as of the date first above written.

SELLERS:

3D SYSTEMS CORPORATION

By:	/s/ Jeffrey A. Graves
Name:	Jeffrey A. Graves
Title:	President and Chief Executive Officer

3D SYSTEMS, INC.

By:	/s/ Jeffrey A. Graves
Name:	Jeffrey A. Graves
Title:	President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

BUYER:

HEXAGON MANUFACTURING INTELLIGENCE, INC.

By:	/s/ Josh Weiss
Name:	Josh Weiss
Title:	Authorized Signatory

[Signature Page to Asset Purchase Agreement]